Exhibit 2.1
EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
DATED AS OF
July 27, 2010
AMONG
HESS CORPORATION,
HESS INVESTMENT CORP.
AND
AMERICAN OIL & GAS INC.

TABLE OF CONTENTS (continued)

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TABLE OF CONTENTS (continued)

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AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER, dated as of July 27, 2010 (this “Agreement”), among Hess Corporation, a corporation organized under the laws of the State of Delaware (“Parent”), Hess Investment Corp., a corporation organized under the laws of the State of Nevada and a direct wholly-owned Subsidiary of Parent (“Merger Sub”), and American Oil & Gas Inc., a corporation organized under the laws of the State of Nevada (the “Company”). Each of Parent, Merger Sub and the Company are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.
W I T N E S S E T H:
WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have determined that this Agreement and the strategic business combination contemplated hereby are advisable and in the best interests of Parent, Merger Sub and the Company and their respective stockholders and have approved and adopted this Agreement and the Merger;
WHEREAS, (i) the board of directors of the Company (the “Board of Directors”) has recommended approval of this Agreement by its stockholders, and (ii) Parent, in its capacity as sole stockholder of Merger Sub, has agreed to approve this Agreement and the Merger by unanimous written consent immediately after execution of this Agreement in accordance with the requirements of Nevada law as provided for herein;
WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code and that this Agreement constitutes a plan of reorganization; and
WHEREAS, as a condition and inducement to Parent’s willingness to enter into this Agreement, Patrick D. O’Brien, Andrew P. Calerich, Bobby G. Solomon, Kendell V. Tholstrom, Joseph B. Feiten, Nick DeMare, C. Scott Hobbs, Jon R. Whitney, Wayne P. Neumiller, Michael J. Neumiller and North Finn LLC each have entered into Voting and Lockup Agreements with Parent simultaneous herewith (collectively, the “Voting and Lockup Agreements”), which have been approved by the Board of Directors for the purpose of Sections 78.411-78.444 of the Nevada Revised Statutes (the “NRS”).
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE I
THE MERGER
Section 1.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the NRS, Merger Sub shall be merged with and into the Company at the Effective Time (the “Merger”). Upon the consummation of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and a wholly-owned Subsidiary of Parent.

Section 1.2 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger and the transactions contemplated by this Agreement (the “Closing”) will take place as soon as possible, but in any event no later than the fifth (5th) Business Day after the satisfaction or waiver (subject to Applicable Law) of the conditions set forth in Article VII (other than those conditions which by their nature are intended to be satisfied at the Closing, but subject to the satisfaction or waiver (subject to Applicable Law) of those conditions at the Closing) unless another time or date is agreed to in writing by the Parties (the actual time and date of the Closing being referred to herein as the “Closing Date”). The Closing shall be held at the offices of White & Case LLP, 1155 Avenue of the Americas, New York, New York 10036, unless another place is agreed to in writing by the Parties.
Section 1.3 Effective Time. On the terms and subject to the conditions set forth in this Agreement, Merger Sub and the Company shall cause articles of merger (the “Articles of Merger”) to be filed with the Secretary of State of the State of Nevada at the Closing as provided in Section 92A.200 of the NRS. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of the State of Nevada, or at such subsequent time as Parent and the Company shall agree and as shall be specified in the Articles of Merger (the date and time the Merger becomes effective being the “Effective Time”).
Section 1.4 Effects of the Merger. At and after the Effective Time, the Merger will have the effects set forth in the NRS. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall be vested in the Surviving Corporation, and all debts, obligations, liabilities and duties of the Company and Merger Sub shall be the debts, obligations, liabilities and duties of the Surviving Corporation.
Section 1.5 Organizational Documents. At the Effective Time and without any further action on the part of the Company or Merger Sub, the certificate of incorporation of the Surviving Corporation shall be amended to read in its entirety as the certificate of incorporation of Merger Sub read immediately prior to the Effective Time, except that (a) the name of the Surviving Corporation shall be American Oil & Gas Inc. or such other name as Parent may specify by written notice to the Company no later than two (2) Business Days prior to the Closing (such name, the “New Name”) and (b) the provision in the certificate of incorporation of Merger Sub naming its incorporator shall be omitted, until the certificate of incorporation of the Surviving Corporation is thereafter changed or amended as provided therein or by Applicable Law.
Section 1.6 Bylaws. At the Effective Time and without any further action on the part of the Company and Merger Sub, the bylaws of the Surviving Corporation shall be amended to read in their entirety as the bylaws of Merger Sub read immediately prior to the Effective Time, except the references to Merger Sub’s name shall be replaced by references to the New Name, until the bylaws of the Surviving Corporation are thereafter changed or amended or repealed as provided therein, in the certificate of incorporation of the Surviving Corporation or by Applicable Law.

Section 1.7 Directors and Officers of the Surviving Corporation. The directors of Merger Sub as of the Effective Time shall serve as the directors of the Surviving Corporation until the earlier of their death, resignation or removal or otherwise ceasing to be a director or until their respective successors are duly elected or appointed and qualified. The Persons designated by the board of directors of Merger Sub prior to the Effective Time shall serve as the officers of the Surviving Corporation until the earlier of their death, resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected or appointed and qualified.
Section 1.8 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) or shares of capital stock of Merger Sub:
(a) All shares of Company Common Stock that are held by the Company as treasury stock (the “Treasury Shares”) or by Parent or Merger Sub shall be canceled and shall cease to exist, and no payment shall be made with respect thereto.
(b) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) Treasury Shares and (ii) shares of Company Common Stock owned by Parent or Merger Sub) shall be converted at the Effective Time into the right to receive 0.1373 validly issued, fully paid and non-assessable shares of Parent Common Stock (the “Per Share Consideration”, and together with the cash in lieu of fractional shares pursuant to Section 2.4, the “Merger Consideration”). Upon such conversion at the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each share of Company Common Stock shall thereafter only represent the right to receive the Merger Consideration and the right to receive any dividends or other distributions pursuant to Section 2.5, in each case without interest, upon the surrender of such share in accordance with the terms hereof.
(c) Each share of common stock, par value $0.01 per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 1.9 Company Stock Options; Restricted Shares; Warrant.
(a) Company Stock Options. Parent shall not assume any Company Stock Options in connection with the transactions contemplated hereby. Not later than thirty (30) days prior to the scheduled or anticipated Closing Date, the Company shall send a notice to all holders of Company Stock Options, which notice shall notify such holders that (x) Parent and the Surviving Corporation will not be assuming any Company Stock Options following the Effective Time or substituting new options therefor, and (y) all unvested Company Stock Options shall become fully exercisable immediately prior to the Effective Time and contingent upon the consummation of the transactions contemplated hereby (and such Company Stock Options shall be so exercisable). Any Company Stock Options that are In-the-Money as of the Effective Time and that are not exercised prior to the Effective Time shall be deemed automatically exercised by the holder thereof and the holder thereof shall be, subject to Section 2.11, entitled to receive a number of shares of Parent Common Stock equal to the product of (i) 0.1373 multiplied by (ii) the product of (A) the number of shares of Company Common Stock issuable upon the exercise of the applicable Company Stock Options multiplied by (B) the quotient obtained by dividing (1) the excess of (I) the Company Closing Price over (II) the exercise price per share of the applicable Company Stock Option, by (2) the Company Closing Price; provided, that such shares of Parent Common Stock shall be aggregated and any fractional shares of Parent Common Stock shall be treated in accordance with Section 2.4. Any Company Stock Options that are not In-The-Money as of the Effective Time will be canceled. Holders of Company Stock Options that become fully exercisable only as of and effectively immediately prior to the Effective Time shall be permitted to exercise such fully exercisable Company Stock Options effective as of and contingent upon the consummation of the transactions contemplated hereby.
(b) Company Restricted Shares. As of the Effective Time, the restrictions on each restricted share of Company Common Stock (collectively, the “Company Restricted Shares”) granted and then outstanding under the Stock Plans shall, without any action on the part of the holder thereof, lapse immediately prior to the Effective Time, and each such Company Restricted Share shall be fully vested in each holder thereof at such time, and each such Company Restricted Share will be treated at the Effective Time the same as, and have the same rights and be subject to the same conditions as, each share of Company Common Stock not subject to any restrictions.
(c) Company Warrants. At the Effective Time, each Company Warrant which is outstanding immediately prior to the Effective Time shall, in accordance with its terms, cease to represent a right to acquire shares of Company Common Stock and shall be converted, at the Effective Time, into a right to acquire shares of Parent Common Stock (a “Converted Warrant”), on the same contractual terms and conditions as were in effect immediately prior to the Effective Time under the terms of the Company Warrant or other related agreement or award pursuant to which such Company Warrant was granted; provided, that (i) the number of shares of Parent Common Stock subject to each such Converted Warrant shall be equal to the product of (A) 0.1373 multiplied by (B) the number of shares of Company Common Stock subject to each such Company Warrant immediately prior to the Effective Time, with any fractional shares rounded down to the next lower whole number of shares, and (ii) such Converted Warrant shall have an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of Company Common Stock subject to such Converted Warrant immediately prior to the Effective Time divided by (B) 0.1373, with any fractional cents rounded up to the next higher number of whole cents.

(d) Prior to the Effective Time, the Company shall take any actions necessary to effect the transactions anticipated by Section 1.9(a) under the Stock Plans and any option agreement thereunder and any other plan or arrangement of the Company (whether written or oral, formal or informal). As soon as practicable following the date hereof, the Company shall deliver or cause to be delivered to each holder of a Company Stock Option any certifications, notices or other communications required by the terms of such Company Stock Option or any agreement entered into with respect thereto to be delivered to such holder prior to the consummation of the Merger and the other transactions contemplated by this Agreement.
(e) The Company shall take all steps to ensure that, at the Effective Time, neither it nor any of its Subsidiaries is or will be bound by any Company Stock Options, other options, warrants, rights, agreements or awards which would entitle any Person, other than Parent or its Subsidiaries, to own any capital stock of Company or any of its Subsidiaries or to receive any payment, right or interest in respect thereof.
Section 1.10 Further Assurances. At and after the Effective Time, the officers of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.
Section 1.11 Certain Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding Company Common Stock shall have been changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination, readjustment or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Merger Consideration shall be appropriately adjusted to provide to the holders of Company Common Stock, Company Warrants, Company Stock Options and Company Restricted Shares the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this Section 1.11 shall be construed to permit the Company to take any action with respect to its securities that is prohibited by this Agreement.
Section 1.12 Right to Revise Structure. At Parent’s election, the Merger may alternatively be structured (a) so that the Company is merged with and into Merger Sub or another Subsidiary of Parent other than Merger Sub (with such Subsidiary or Merger Sub surviving) or (b) so that another Subsidiary of Parent other than Merger Sub is merged with and into the Company; provided, that no such change shall alter or change the amount or kind of the Merger Consideration or alter or change adversely the treatment of the holders of Company Stock Options, Company Restricted Shares or Company Warrants. In the event Parent makes such an election, the Company shall cooperate with Parent and shall execute an appropriate amendment to this Agreement to effect such election.

ARTICLE II
EXCHANGE OF CERTIFICATES
Section 2.1 Exchange Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as the exchange agent (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (a) certificates representing shares of Company Common Stock (the “Certificates”) and (b) shares of Company Common Stock held in book-entry form (the “Uncertificated Shares”).
Section 2.2 Exchange Fund. At or prior to the Effective Time, Parent shall deposit with or otherwise make available to the Exchange Agent, in trust for the benefit of holders of shares of Company Common Stock, the Merger Consideration to be paid in respect of all shares of Company Common Stock (other than (i) Treasury Shares and (ii) shares of Company Common Stock owned by Parent or Merger Sub) outstanding immediately prior to the Effective Time (the “Exchange Fund”). The Exchange Agent shall invest any cash in the Exchange Fund as directed by Parent.
Section 2.3 Exchange Procedures. As promptly as practicable, but in any event within ten (10) Business Days after the Effective Time, Parent shall cause the Exchange Agent to send to each holder of record of shares of Company Common Stock immediately prior to the Effective Time (a) a letter of transmittal which (i) shall specify that delivery shall be effected, and risk of loss and title to any Certificate or Uncertificated Shares shall pass, only upon proper delivery of such Certificate or Uncertificated Shares, as the case may be, to the Exchange Agent and (ii) shall be in customary form and have such other provisions as Parent may reasonably specify and (b) instructions for use in effecting the surrender of any Certificate or the transfer of any Uncertificated Shares in exchange for the Merger Consideration. Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (x) surrender to the Exchange Agent of a Certificate, together with a duly executed and completed letter of transmittal, or (y) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, in each case, together with any other documents as may be reasonably requested by the Exchange Agent, the Merger Consideration in respect of the Company Common Stock represented by such Certificate or Uncertificated Shares, and such surrendered Certificate or transferred Uncertificated Shares shall be forthwith canceled and cease to exist. The shares of Parent Common Stock constituting Merger Consideration, at Parent’s option, shall be in uncertificated book-entry form, unless a physical certificate is requested by a holder of shares of Company Common Stock or is otherwise required under Applicable Law. No interest will be paid or will accrue on the Merger Consideration. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company (such shares, the “Unregistered Transferred Shares”), the aggregate Merger Consideration that the holder of record of such Unregistered Transferred Shares has the right to receive with respect thereto pursuant to Section 1.8 may be issued and paid to the transferee of such Unregistered Transferred Shares if (A) the Certificate representing such Unregistered Transferred Shares is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and (B) the Person requesting such payment of Merger Consideration shall (1) pay to the Exchange Agent any applicable stock transfer taxes required as a result of such payment to a Person other than the registered holder of such Unregistered Transferred Shares or (2) establish to the reasonable satisfaction of the Exchange Agent that such stock transfer taxes have been paid or are not applicable.
Section 2.4 No Fractional Shares. Notwithstanding any other provision in this Agreement, no fractional shares of Parent Common Stock and no certificates or other evidence of ownership thereof will be issued in connection with the Merger. Instead, Parent shall pay to each holder of Company Common Stock who would otherwise be entitled to a fractional share of Parent Common Stock (after taking into account and aggregating all shares or fractional shares of Parent Common Stock to which such holder is entitled) an amount in cash (without interest) determined by multiplying such fraction of a share of Parent Common Stock by the last reported sale price of Parent Common Stock on the New York Stock Exchange (the “NYSE”) as reported in the Wall Street Journal or, if not so reported, in another source mutually agreed by Parent and the Company, on the last full trading day prior to the date of the Effective Time.

Section 2.5 Distributions with Respect to Unexchanged Shares. Except as provided in this Section 2.5, no dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any Certificate or Uncertificated Shares that has not been surrendered or transferred, as applicable, in accordance with this Agreement prior to the record date for such dividend or distribution. Subject to escheat, Tax or other Applicable Law, following surrender of any Certificates or Uncertificated Shares in accordance with this Agreement, there shall be paid to the former holder of the Certificates or Uncertificated Shares in exchange therefor, without interest, at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to whole shares of Parent Common Stock.
Section 2.6 Declaration of Dividend Prior to Effective Time. On the Closing Date, to the extent permitted by Applicable Law, the Board of Directors shall declare a cash dividend (which will be paid by the Surviving Corporation, as soon as practicable following the Effective Time, to stockholders of record as of 5:00 p.m. New York time on the Business Day immediately prior to the Effective Time) in respect of the Company Common Stock in an aggregate amount equal to the Company’s Working Capital, if positive, and only to the extent of the Company’s cash actually in hand as of the date of determination of such Working Capital (the “Special Dividend”). “Working Capital” shall mean the consolidated current assets of the Company and its Subsidiaries less the consolidated current liabilities of the Company and its Subsidiaries as determined in accordance with GAAP (except as otherwise specified by this Section 2.6) as of 11:59 P.M. on the Business Day immediately prior to the Closing Date; provided, that current liabilities shall include Company Transaction Expenses, Office Lease Obligations and borrowings under the Interim Facility; provided, further, that current assets shall be deemed to include the amount of Land Acquisition Costs and shall not include any cash or cash equivalents received by the Company in connection with the exercise of any Company Stock Options or Company Warrants from and after the date hereof. “Company Transaction Expenses” shall mean all unpaid expenses of the Company and its Subsidiaries incurred or to be incurred prior to and through the Effective Time in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including out-of pocket costs, fees and disbursements of financial advisors, attorneys, accountants and other advisors and service providers, severance payments to directors, officers and employees, bonuses, retention payments and any other change-of-control or similar payments payable as a result of or in connection with the transactions contemplated by this Agreement, payable by the Company or its Subsidiaries. “Office Lease Obligations” shall mean the amount required to be paid to terminate the Office Lease if determined or, if not determined, the present value of the remaining lease obligations under the Office Lease. “Land Acquisition Costs” shall mean the costs and expenses actually paid by the Company or any of its Subsidiaries in connection with the Company’s or any of its Subsidiaries’ acquisition, with the prior written consent of Parent, of real property and/or leasehold interests in real property during the Post-Signing Period with respect to which neither the Company nor any of its Subsidiaries, as of the date hereof, is party to, bound by an existing Contract or has made an offer which is awaiting acceptance for the acquisition of such real property and/or leasehold interest, consisting of the purchase price and/or rent/license fees, brokerage fees, new lease bonuses, top lease bonuses and extension bonuses payable for or with respect to such properties, the premiums for owner’s/tenant’s title insurance policies, abstracts, drilling title opinions and division order opinions with respect to such properties, transfer/recording taxes and fees actually paid to Governmental Entities in connection with the acquisition of such properties, reasonable attorneys’ fees and expenses in connection with such acquisitions, survey fees with respect to any surveys or survey bring-downs with respect to such properties, and reasonable costs and expense for environmental, property condition and other due diligence studies conducted in connection with such acquisitions.

Section 2.7 No Further Ownership Rights in Company Common Stock. All Merger Consideration paid upon conversion of shares of Company Common Stock in accordance with the terms of Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock. Until surrendered or transferred, as the case may be, as contemplated by this Article II, each Certificate and Uncertificated Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender or transfer, as the case may be, the Merger Consideration and any dividends or other distributions pursuant to Section 2.5, in each case without interest.
Section 2.8 Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest or income with respect to any cash deposited with the Exchange Agent) which remains undistributed to the holders of Certificates or Uncertificated Shares six (6) months after the Effective Time shall be delivered by the Exchange Agent to Parent (or otherwise as directed by Parent), and any holders of Certificates or Uncertificated Shares who have not theretofore complied with this Article II shall thereafter be entitled to look only to the Surviving Corporation and Parent for payment of the Merger Consideration (subject to abandoned property, escheat or other similar Applicable Laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon the surrender of any Certificates or transfer of any Uncertificated Shares, as the case may be, held by such holders, as determined pursuant to this Agreement, without any interest thereon.
Section 2.9 No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
Section 2.10 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against the Surviving Corporation with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby pursuant to this Agreement.

Section 2.11 Withholding Rights. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to withhold from any consideration payable or otherwise deliverable pursuant to this Agreement any portion thereof as is reasonably necessary to ensure all withholding obligations under Applicable Law are met. To the extent that such consideration is so withheld, it shall be treated for all purposes under this Agreement as having been paid or delivered to the Person to whom such consideration would otherwise have been paid or delivered.
Section 2.12 Stock Transfer Books. The stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. If, after the Effective Time, any Certificates or Uncertificated Shares formerly representing shares of Company Common Stock are presented to Parent, Merger Sub or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF COMPANY
Except as disclosed in (i) Company’s Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2009 (the “Form 10-K”) and any Company SEC Reports filed subsequent to the filing of the Form 10-K and prior to the date hereof (excluding any risk factor disclosure and any disclosure included in any “forward-looking statements” disclaimer or other statements included in the Form 10-K and such Company SEC Reports that are predictive, non-specific, forward-looking or primarily cautionary in nature), but only to the extent the relevance of such disclosure as an exception to a representation or warranty in this Article III is reasonably apparent on its face or (ii) the disclosure letter delivered by the Company to Parent on the date hereof (the “Company Disclosure Letter”); provided, that any disclosure in any schedule of the Company Disclosure Letter shall only qualify (A) the representation or warranty made in the corresponding Section of this Article III and (B) other representations and warranties in this Article III to the extent the relevance of such disclosure to such other representations and warranties is reasonably apparent on its face (notwithstanding the omission of a reference or cross-reference thereto), the Company represents and warrants to Parent as set forth in this Article III.
Section 3.1 Organization, Standing and Power; Subsidiaries.
(a) The Company and each of its Subsidiaries is a corporation or other Person duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted. The Company and each of its Subsidiaries is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or to be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The copies of the certificate of incorporation and bylaws of the Company and of its Subsidiaries that were previously furnished or made available to Parent are true, complete and correct copies of such documents as in effect on the date of this Agreement and have not been amended since the date hereof, and neither the Company nor any of its Subsidiaries is in violation of any of their respective organizational documents.

(b) All the outstanding shares of capital stock of, or other equity interests in, each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable, are not subject to and were not issued in violation of any preemptive rights, and are owned directly or indirectly by the Company, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). Schedule 3.1(b) of the Company Disclosure Letter lists all of the Subsidiaries of the Company and, for each such Subsidiary, the jurisdiction of its incorporation or organization and its directors and officers as of the date of this Agreement. Neither the Company nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity. The Company does not own, directly or indirectly, any voting interest in any Person that would create a filing obligation by Parent under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
Section 3.2 Capital Structure.
(a) The authorized capital stock of the Company consists of (x) 150,000,000 shares of Company Common Stock and (y) 25,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”). As of the close of business on July 23, 2010 there were outstanding (i) 61,004,656 shares of Company Common Stock (of which of an aggregate of 740,057 shares are Company Restricted Shares), (ii) no shares of Company Preferred Stock, (iii) Company Stock Options to purchase an aggregate of 2,456,300 shares of Company Common Stock (of which options to purchase an aggregate of 1,298,500 shares of Company Common Stock were exercisable) and (iv) warrants to purchase an aggregate of 100,000 shares of Company Common Stock (the “Company Warrants”). Additionally, as of July 23, 2010, there were no shares of Company Common Stock held by the Company as Treasury Shares. All outstanding shares of capital stock or other equity securities of the Company and its Subsidiaries have been, and all shares of capital stock of the Company that may be issued pursuant to the Company Warrants or any Company Stock Options will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are, or will be, when issued in accordance with the terms, fully paid and non-assessable. No shares of capital stock or other equity interests of the Company or any of its Subsidiaries are entitled to or have been issued in violation of any preemptive rights. No Subsidiary of the Company owns any shares of capital stock of the Company. Schedule 3.2(a) of the Company Disclosure Letter contains a complete and correct list of (x) each outstanding Company Stock Option, including with respect to each such option the holder, date of grant, exercise price and number of shares of Company Common Stock subject thereto, (y) all outstanding Company Restricted Shares, including with respect to each such share and unit the holder and date of grant and (z) all Company Warrants, including with respect to each such Company Warrant the holder, date, exercise price and number of shares of Company Common Stock subject thereto.

(b) There are outstanding no bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or any of its Subsidiaries may vote. Except (x) as set forth in this Section 3.2(b), (y) for 8,000 restricted shares of Company Common Stock reserved for issuance under the Stock Plans and (z) for shares of Company Common Stock issued since June 30, 2007 upon the exercise of Company Stock Options set forth in Schedule 3.2(a) of the Company Disclosure Letter, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or other ownership interest in the Company or any of its Subsidiaries, (ii) securities convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interest in the Company or any of its Subsidiaries, (iii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock, other voting securities or securities convertible into or exchangeable for capital stock or other voting securities of or other ownership interest in the Company or any of its Subsidiaries or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities of or ownership interest in, the Company or any of its Subsidiaries (the items in clauses (i) though (iv) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities or any shares of capital stock or other equity interest of any Subsidiary of the Company. Neither the Company nor any of its Subsidiaries is a party to or bound by any agreement with respect to the voting or registration of any Company Securities or any shares of capital stock or other equity interest of any Subsidiary of the Company. To the Knowledge of the Company, as of the date of this Agreement, no Person or group beneficially owns five percent (5%) or more of the Company’s outstanding voting securities, with the terms “group” and “beneficially owns” having the meanings ascribed to them under Rule 13d-3 and Rule 13d-5 under the Exchange Act.
(c) There are no restrictions of any kind which prevent or restrict the payment of dividends or other distributions by the Company or any of its Subsidiaries other than those imposed by any Applicable Law.
(d) (i) Each grant of Company Stock Options was made in accordance with the terms of the applicable Stock Plan and any Applicable Laws; (ii) each grant of Company Stock Options has a grant date identical to the date on which such Company Stock Option was actually granted; (iii) each grant of Company Stock Options was duly authorized no later than the date on which the grant of such Company Stock Options was by its terms to be effective by all necessary corporate action, including, as applicable, approval by the Board of Directors (or a duly constituted and authorized committee thereof), or a duly authorized delegate thereof, and any required stockholder approval by the necessary number of votes or written consents; and (iv) the per share exercise price of each Company Stock Option was determined in accordance with the applicable Stock Plan and, to the extent required pursuant to the terms of the applicable Stock Plan, was equal to the fair market value of a share of Company Common Stock (determined in accordance with the applicable Stock Plan) on the applicable date on which the related grant was by its terms to be effective.

Section 3.3 Authority; No Conflicts.
(a) The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject to the approval of this Agreement by the Required Company Vote. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of this Agreement by the Required Company Vote, and no other corporate or stockholder action on the part of the Company is necessary or required. This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement constitutes a valid and binding agreement of Parent and Merger Sub, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).
(b) The execution and delivery of this Agreement and all other instruments and agreements to be delivered by the Company as contemplated hereby do not, and the consummation of the transactions contemplated hereby and thereby will not (i) conflict with any of the provisions of the certificate of incorporation or by-laws or equivalent charter documents of the Company or any of its Subsidiaries, in each case as amended to the date of this Agreement, (ii) create any Lien (other than Permitted Liens) on any of the properties or assets of the Company or any of its Subsidiaries, (iii) conflict with or result in a breach of, or constitute a default under, or result in the acceleration of any obligation or loss of any benefits under, any Contract or other instrument to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound, or (iv) subject to receipt of the Necessary Consents, contravene any Applicable Law, except, in the case of clauses (ii), (iii) and (iv) above, for such Liens, conflicts, breaches, defaults, consents, approvals, authorizations, declarations, filings or notices which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; provided, that, for purposes of this Section 3.3(b), the term Material Adverse Effect shall be deemed to include any event, circumstance, development, state of facts, occurrence, change or effect that would prevent, materially impair or materially delay the ability of the Company or any of its Subsidiaries to consummate the transactions contemplated by this Agreement.
(c) No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or Third Party or expiry of any related waiting period is required by or with respect to the Company or any Subsidiary of the Company in connection with the execution and delivery of this Agreement by the Company or the consummation of the Merger and the other transactions contemplated hereby, except the Necessary Consents.

Section 3.4 Reports and Financial Statements.
(a) The Company has timely filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by the Company since January 1, 2007 (collectively, together with documents filed with the SEC during such period by the Company on a voluntary basis in a Current Report on Form 8-K, but excluding the Proxy Statement and any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Reports”). No Subsidiary of the Company is required to file any form, report, registration statement, prospectus or other document with the SEC.
(b) As of its filing date (and as of the date of any amendment to the respective Company SEC Report), each Company SEC Report complied, and each Company SEC Report filed subsequent to the date of this Agreement will comply, as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be.
(c) As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such subsequent filing), each Company SEC Report filed pursuant to the Exchange Act did not, and each Company SEC Report filed subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
(d) Each Company SEC Report that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus included in such registration statement, in light of the circumstances under which they were made) not misleading.
(e) The Company has complied in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE Amex Equities (the “AMEX”).
(f) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.
(g) The Company and its Subsidiaries have established and maintained a system of internal control over financial reporting (as required by in Rule 13a-15 under the Exchange Act) (“internal controls”). Such internal controls are effective in providing reasonable assurance regarding the reliability of the Company’s consolidated financial reporting and the preparation of the Company’s consolidated financial statements for external purposes in accordance with generally accepted accounting principles in the United States (“GAAP”). The Company has disclosed, based on its most recent evaluation of internal controls prior to the date of this Agreement, to the Company’s auditors and audit committee (i) any deficiencies, significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls and (iii) any pending and, to the Knowledge of the Company, threatened claim or allegation regarding any of the foregoing. The Company has made available to Parent prior to the date of this Agreement any such disclosure made by management to the Company’s auditors and audit committee since January 1, 2007.

(h) There are no outstanding loans or other extensions of credit including in the form of a personal loan (within the meaning of Section 402 of the Sarbanes-Oxley Act) made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. The Company has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(i) Each principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) have made all certifications required by Rule 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the AMEX, and the statements contained in any such certifications are complete and correct. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.
(j) Schedule 3.4(j) of the Company Disclosure Letter describes, and the Company has delivered to Parent copies of the documentation creating or governing, all securitization transactions and other off-balance sheet arrangements (as defined in Item 303 of Regulation S-K of the SEC) that existed or were effected by the Company or its Subsidiaries since January 1, 2007.
(k) Since January 1, 2007, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor are there any proposed transactions as of the date of this Agreement, or series of similar transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.
(l) The audited consolidated financial statements and unaudited consolidated interim financial statements (including, in each case, any notes thereto) of the Company included or incorporated by reference in the Company SEC Reports fairly present (and in the case of such consolidated financial statements included or incorporated by reference in filings made after the date hereof, will fairly present), in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal and recurring year-end audit adjustments in the case of any unaudited interim financial statements) and complied or, in the case of consolidated financial statements included or incorporated by reference in filings made after the date hereof, will comply, in all material respects with applicable accounting requirements of the SEC.

(m) There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (i) liabilities reflected in or reserved against in the Company’s consolidated financial statements filed with the Company’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2010, (ii) future executory liabilities arising under any Company Material Contract (other than as a result of a breach thereof) and (iii) accounts payable to trade creditors and accrued expenses subsequently incurred in the ordinary course of business consistent with past practice and that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
(n) Since January 1, 2007, the Company has not received written notice from the SEC or any other Governmental Entity that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or other Governmental Entity. There are no outstanding written comments from the SEC with respect to any of the Company SEC Reports.
(o) To the Knowledge of the Company, since January 1, 2007, (i) it has not received any substantive complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no current or former attorney representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors or any committee thereof or to any director or executive officer of the Company.
(p) To the Knowledge of the Company, since January 1, 2007, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any Applicable Laws of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Company or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.
Section 3.5 Information Supplied. None of the information supplied or to be supplied by the Company or any of its affiliates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) for inclusion or incorporation by reference in the registration statement of Parent on Form S-4 or any amendment or supplement thereto pursuant to which shares of Parent Common Stock issuable as part of the Merger Consideration or otherwise in connection with the Merger will be registered with the SEC (the “Registration Statement”) will at the time the Registration Statement is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, (with respect to any prospectus included as part of such registration statement, in light of the circumstances under which they were made), not misleading. The proxy statement of the Company to be filed as part of the Registration Statement with the SEC in connection with the Merger and to be sent to the stockholders of the Company in connection with the Merger, and any amendments or supplements thereto (collectively, the “Proxy Statement”) will not, on the date it is first mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements included or incorporated by reference in the Registration Statement or Proxy Statement based on information supplied by Parent or Merger Sub or any of their respective representatives or advisors in writing specifically for use or incorporation by reference therein.

Section 3.6 Board Approval. The Board of Directors, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way, has unanimously (i) declared that this Agreement, the Merger, the Voting and Lockup Agreements and the other transactions contemplated hereby are advisable, fair to and in the best interests of the Company and the stockholders of the Company, (ii) adopted this Agreement and approved the Merger, the Voting and Lockup Agreements and the transactions contemplated hereby and thereby, (iii) directed that the approval of this Agreement and the Merger be submitted to a vote at a meeting of the stockholders of the Company and (iv) recommended that the stockholders of the Company approve this Agreement and the Merger. The Board of Directors has approved this Agreement, the Merger, the Voting and Lockup Agreements and the transactions contemplated hereby and thereby for purposes of Sections 78.411-78.444 of the NRS which shall have been rendered inapplicable to this Agreement and the transactions contemplated hereby when the Required Company Vote is obtained and which has been rendered inapplicable to the Voting and Lockup Agreements. No other “moratorium,” “control share,” “fair price,” or other state takeover statute applies to this Agreement, the Merger, the Voting and Lockup Agreements or the transactions contemplated hereby and thereby, including Sections 78.378-78.3793 of the NRS.
Section 3.7 Vote Required; No Dissenters’ Rights. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on approval of this Agreement and the Merger at the Company Stockholders Meeting (or any adjournment or postponement thereof) (the “Required Company Vote”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to consummate the transactions contemplated hereby. Every stockholder of record of the Company is entitled to one (1) vote for each share of Company Common Stock standing in its name on the records of the Company. No stockholder is entitled to rights of a dissenting owner in connection with the Merger pursuant to Sections 92A.300 to 92A.500 of the NRS.
Section 3.8 Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based on arrangements made by or on behalf of the Company, its Subsidiaries or any of their respective officers, directors or employees, except Tudor, Pickering, Holt & Co., LLC (the “Company Financial Advisor”), whose fees and expenses will be paid by the Company in accordance with the Company’s agreement with the Company Financial Advisor, a complete copy of which has been delivered to Parent on or prior to the date hereof. The amounts of any fees payable to the Company Financial Advisor in connection with this Agreement or the transactions contemplated hereby have been disclosed to Parent.

Section 3.9 Litigation; Compliance with Laws; Permits.
(a) There is (i) no Action pending, or, to the Knowledge of the Company, threatened, against or affecting (A) the Company or any of its Subsidiaries, (B) any of their respective properties, assets or rights, (C) any of their respective present or former officers, directors or employees in their respective capacities as such or (D) any other Person for whom the Company or its Subsidiaries may be liable, in each case that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or that in any manner challenges or seeks to prevent, enjoin, alter or delay the Merger or any of the other transactions contemplated hereby and (ii) no judgment, decree, injunction, rule or order of any Governmental Entity outstanding against, or, to the Knowledge of the Company, investigation by any Governmental Entity involving, (A) the Company or any of its Subsidiaries, (B) any of their respective present or former officers, directors or employees in their respective capacities as such or (C) any other Person for whom the Company or its Subsidiaries may be liable, in each case that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or that in any manner challenges or seeks to prevent, enjoin, alter or delay the Merger or any of the other transactions contemplated hereby. To the Knowledge of the Company, there is no valid basis for any such Action or investigation. It is agreed that for the purpose of this Section 3.9(a), effects resulting from or arising in connection with the matters set forth in clause (B) of the definition of “Material Adverse Effect” shall not be excluded in determining whether a Material Adverse Effect on the Company has occurred or would reasonably be expected to occur.
(b) The Company and each of its Subsidiaries is and, since January 1, 2007 has been in compliance with, and, to the Knowledge of the Company, is not under investigation with respect to and, to the Knowledge of the Company, has not been threatened to be charged with or given written notice or other written communication alleging or relating to a possible violation of, Applicable Laws, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
(c) The Company and its Subsidiaries hold all material licenses, authorizations, permits, certificates, consents, approvals, variances, exemptions and orders from Governmental Entities that are necessary for (i) the lawful operation of their respective businesses as presently conducted and (ii) the lawful ownership, use, occupancy and operation of their respective assets and properties (the “Company Permits”). The Company and each of its Subsidiaries is and, since January 1, 2007, has been in compliance with the terms of the Company Permits, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. All Company Permits (x) are valid and have not lapsed, been cancelled, terminated or withdrawn and (y) can be renewed or transferred in the ordinary course of business by the Company or its Subsidiaries. Any application for the renewal of any Company Permit which is due prior to the Effective Time will be timely made or filed by the Company or its Subsidiary prior to the Effective Time. No Action to modify, suspend, revoke, withdraw, terminate or otherwise limit any Company Permit is pending or, to the Knowledge of the Company, threatened, and to the Knowledge of the Company there is no valid basis for such Action, including the transactions contemplated hereby.

Section 3.10 Absence of Certain Changes or Events. Since December 31, 2009, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices, and (a) there has not been any event, circumstance, development, state of facts, occurrence, change or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and (b) neither the Company nor any of its Subsidiaries has taken any action, or authorized, announced an intention to take or committed or agreed in writing or otherwise to take any action that, if taken during the Post-Signing Period without Parent’s consent, would constitute a breach of Section 5.1.
Section 3.11 Opinion of Company Financial Advisor. The Board of Directors has received the opinion of the Company Financial Advisor, dated the date of this Agreement, to the effect that, in the opinion of the Company Financial Advisor, as of such date, the Merger Consideration and the Special Dividend (if any), collectively, are fair, from a financial point of view, to the holders of Company Common Stock (such opinion, the “Financial Advisor Opinion”), and a complete copy of the Financial Advisor Opinion will promptly be made available to Parent after receipt by the Company.
Section 3.12 Taxes.
(a) Tax Returns. The Company and each of its Subsidiaries has timely filed or caused to be timely filed with the appropriate Taxing Authorities all material Tax Returns that are required to be filed by, or with respect to, the Company or any of its Subsidiaries on or prior to the Closing Date. The Tax Returns have accurately reflected, and will accurately reflect, all material liabilities for Taxes of the Company and its Subsidiaries for the periods covered thereby.
(b) Payment of Taxes. All material Taxes and Tax liabilities due and payable by or with respect to the income, assets or operations of the Company and its Subsidiaries have been timely paid in full. All material Taxes not yet due and payable have been (or will be on or prior to the Closing Date) accrued and adequately disclosed and fully provided for in accordance with GAAP on the Company’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2010.
(c) Other Tax Matters.
(i) Neither the Company nor any of its Subsidiaries has been or is currently the subject of an audit or other examination of Taxes by the Tax Authorities of any nation, state or locality (and no such audit is pending or contemplated) nor has the Company or any of its Subsidiaries received any notices from any Taxing Authority relating to any issue which could reasonably be expected to materially affect the Tax liability of the Company or any of its Subsidiaries.

(ii) Neither the Company nor any of its Subsidiaries (A) has entered into an agreement or waiver or requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of the Company or any of its Subsidiaries or (B) is presently contesting the Tax liability of the Company or any of its Subsidiaries before any Governmental Entity.
(iii) Neither the Company nor any of its Subsidiaries has been included in any “consolidated,” “unitary” or “combined” Tax Return provided for under Applicable Law with respect to Taxes for any Taxable period for which the statute of limitations has not expired (other than a group of which the Company and/or its Subsidiaries are the only members).
(iv) Taxes that the Company or any of its Subsidiaries is (or was) required by Applicable Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other third party have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable and the Company and each of its Subsidiaries have reported such withheld amounts to the appropriate Taxing Authority and to each such employee, independent contractor, creditor, stockholder or any other third party, as required under Applicable Law.
(v) No claim has ever been made by any Taxing Authority in a jurisdiction where the Company or its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.
(vi) There are no Tax sharing, allocation, indemnification or similar agreements in effect as between the Company or any predecessor or Affiliate thereof and any other party under which the Company or any of its Subsidiaries could be liable for any Taxes or other claims of any party.
(vii) The Company and each of its Subsidiaries has delivered or made available to Parent copies of each of the Tax Returns for income Taxes filed on behalf of the Company and its Subsidiaries since January 1, 2007.
(viii) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any of the following that occurred or exists on or prior to the Closing Date: (a) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law), (b) an installment sale or open transaction, (c) a prepaid amount, (d) an intercompany item under Treasury Regulation section 1.1502-13 or an excess loss account under Treasury Regulation 1.1502-19, or (e) change in the accounting method of the Company or any of its Subsidiaries pursuant to Section 481 of the Code or any similar provision of the Code or the corresponding Tax laws of any nation, state or locality.

(ix) During the five-year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.
(x) Neither the Company nor any of its Subsidiaries has engaged in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).
(xi) Neither the Company nor any of its Subsidiaries has a permanent establishment in any foreign country.
(xii) Neither the Company nor any Subsidiary has requested, received or executed with any Taxing Authority any ruling or binding agreement which could have a material effect in a post-Closing period.
Section 3.13 Affiliate Transactions.
(a) There are no Contracts or other transactions between the Company or any of its Subsidiaries, on the one hand, and any: (i) officer or director of the Company or any of its Subsidiaries; (ii) record or beneficial owner of five percent (5%) or more of the voting securities of the Company; (iii) Affiliate of any such officer, director or record or beneficial owner; or (iv) any other Affiliate of the Company, on the other hand.
(b) Schedule 3.13(b) of the Company Disclosure Letter lists all loans by the Company or any of its Subsidiaries to any Person specified in clauses (i), (ii), (iii) and (iv) of Section 3.13(a) outstanding as of the date hereof, including the date, amount and material terms of such loan and the date of any amendment to the terms of such loan.
Section 3.14 Environmental Matters. (i) No notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no Action or review (or any basis therefor) is pending or, to the Knowledge of the Company, is threatened by any Governmental Entity or other Person relating to the Company or any Subsidiary and relating to or arising out of any Environmental Law; (ii) the Company and its Subsidiaries are and for the last five (5) years have been in compliance in all material respects with all Environmental Laws and all Environmental Permits; (iii) there are no material liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such liability or obligation; (iv) there has been no spill, discharge, leak, leaching, emission, migration, injection, disposal, escape, dumping, or release of any kind on, beneath, above, or into any property or facility now or previously owned or leased by the Company or any of its Subsidiaries or into the environment surrounding any now or previously owned property or facility of any Hazardous Substance; (v) during the term of the Company’s or any Subsidiary’s ownership or operation of any facility or property now or previously owned or leased by the Company or any of its Subsidiaries, there are and have been no asbestos fibers or materials or polychlorinated biphenyls or underground storage tanks or related piping on or beneath any facility or property now or previously owned or leased by the Company or any of its Subsidiaries; (vi) no material expenditure will be required in order for the Parent or Merger Subsidiary to comply with any Environmental Laws in effect at the time of the Closing in connection with the operation or continued operation of the Surviving Corporation or any facility or property now owned or operated by the Company in a manner consistent with the current operation thereof by the Company; and (vii) there are no conditions with respect to the soil, subsurface, surface waters, groundwater, atmosphere or any environmental medium, whether or not yet discovered, which could result in any material damage, loss, cost, expense or claim with respect to the Oil and Gas Interests. There has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company has Knowledge that identifies a material issue or issues in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned or leased by the Company or any of its Subsidiaries that has not been delivered to Parent prior to the date of this Agreement. For purposes of this Section 3.14, the terms “Company” and “Subsidiaries” shall include any entity that is or was a predecessor of the Company or any of its Subsidiaries.

Section 3.15 Intellectual Property. Schedule 3.15 of the Company Disclosure Letter contains a true and complete list of all Intellectual Property owned by the Company or any of its Subsidiaries or licensed to the Company or any of its Subsidiaries for use in their respective businesses which is registered or for which an application for registration has been filed (the “Registered Intellectual Property”). The Registered Intellectual Property owned by the Company or any of its Subsidiaries has been duly registered in, filed in or issued by the United States Patent and Trademark Office, United States Copyright Office, a duly accredited and appropriate domain name registrar, the appropriate offices in the various states of the United States and the appropriate offices of other jurisdictions (foreign and domestic), and each such registration, filing and issuance remains valid, enforceable and in full force and effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens other than Permitted Liens), all Intellectual Property held for use in, used in or necessary for the conduct of its business as currently conducted. Neither the Company nor any of its Subsidiaries has received any notice or other communication, or otherwise has any Knowledge of any pending Action or other information that alleges or indicates that (a) the Registered Intellectual Property is or may be invalid or unenforceable; (b) the Company or its Subsidiaries does not own all right, title, and interest in and to, the Registered Intellectual Property owned by the Company and its Subsidiaries; (c) the Company or its Subsidiaries have infringed, misappropriated or otherwise violated the Intellectual Property rights of any Person. To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any Intellectual Property right owned by and/or licensed to the Company or its Subsidiaries. The consummation of the transactions contemplated by this Agreement will not alter, encumber, impair, terminate or extinguish any Intellectual Property right of the Company or any of its Subsidiaries or impair the right of Parent to develop, use, sell, license or dispose of, or to bring any action for the infringement or misappropriation of, any Intellectual Property right of the Company or any of its Subsidiaries. The Company and its Subsidiaries have taken all necessary and otherwise reasonable steps to maintain it rights in Intellectual Property and the confidentiality of all Trade Secrets owned, used or held for use by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has granted any licenses or other rights, of any kind or nature, in or to any of the Intellectual Property owned by the Company or any of its Subsidiaries to any Third Party and no Third Party has granted any licenses or other rights, of any kind or nature, to the Company or any of its Subsidiaries for any Third Party Intellectual Property.

Section 3.16 Information Technology. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (a) the IT Assets operate and perform in accordance with their related documentation and functional specifications and otherwise in all respects in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted and to the Knowledge of the Company, no Person has gained unauthorized access to the IT Assets, and (b) to the Knowledge of the Company, the IT Assets do not contain any “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses, key logger software, bugs, faults, devices or other malicious computer code. The Company and its Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with industry practices.
Section 3.17 Certain Agreements.
(a) Schedule 3.17(a) of the Company Disclosure Letter lists each of the following Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound as of the date of this Agreement (each such Contract listed or required to be so listed, a “Company Material Contract”):
(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act);
(ii) any Contract or series of related Contracts for the purchase, receipt, lease or use of materials, supplies, goods, services, equipment or other assets involving payments by or to the Company or any of its Subsidiaries of more than $1,000,000 on an annual basis or $2,000,000 in the aggregate;
(iii) any O&G Lease;
(iv) any Contract or series of related Contracts involving payments by or to the Company or any of its Subsidiaries of more than $1,000,000 on an annual basis or $2,000,000 in the aggregate that requires consent of or notice to a Third Party in the event of or with respect to the Merger, including in order to avoid a breach or termination of, a loss of benefit under, or triggering a price adjustment, right of renegotiation or other remedy under, any such Contract;
(v) promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments providing for or relating to the lending of money, whether as borrower, lender or guarantor, in amounts greater than $1,000,000 (other than ordinary course trade payables and receivables);

(vi) any material Contract relating to any interest rate, currency or commodity hedging, swaps, caps, floors and option agreements and other risk management or Derivative arrangements;
(vii) any Contract restricting the payment of dividends or the repurchase of stock or other equity;
(viii) any collective bargaining agreements;
(ix) any joint venture, profit sharing, partnership agreements or other similar agreements;
(x) any Contracts or series of related Contracts relating to the acquisition or disposition of the securities of any Person, any business or any material amount of assets (in each case, whether by merger, sale of stock, sale of assets or otherwise) other than Contracts of the type referred to in Section 3.17(a)(ii) that are not required to be disclosed in accordance with Section 3.17(a)(ii);
(xi) any Contract with a Governmental Entity;
(xii) any employment, severance, change in control, restricted stock, termination, personal services or consulting contract;
(xiii) all leases or subleases for (i) personal property involving annual payments by or to the Company or its Subsidiaries in excess of $50,000 or (ii) real property;
(xiv) all Contracts granting any license to Intellectual Property (other than trademarks and service marks) and any other license (other than real estate) having an aggregate value per license, or involving payments to the Company or any of its Subsidiaries, of more than $1,000,000 on an annual basis;
(xv) any Contract that (A) limits the freedom of the Company or any of its Subsidiaries to engage or compete in any line of business or with any Person or in any area or which would so limit the freedom of Parent, the Company or any of their respective affiliates or successors including Surviving Corporation after the Effective Time, (B) contains exclusivity, “most favored nation,” rights of first refusal, rights of first negotiation, preferential rights or similar obligations or restrictions that are binding on the Company or any of its Subsidiaries or that would be binding on Parent, the Company or any of their respective affiliates or successors, including Surviving Corporation, after the Effective Time or (C) that contains any material nondisclosure, confidentiality or similar provisions that would be binding on Parent, the Company or any of their respective affiliates or successors, including Surviving Corporation, after the Effective Time;
(xvi) all material outsourcing and specialty vendor contracts;

(xvii) any material Contract providing for the indemnification by the Company or any of its Subsidiaries of any Person or under which the Company or any of its Subsidiaries has guaranteed any liabilities or obligations of any other Person;
(xviii) any agreement providing for the sale or purchase by the Company or any of its Subsidiaries of Hydrocarbons which contains a “take-or-pay” clause or any similar prepayment or forward sale arrangement or obligation (excluding, “gas balancing” arrangements associated with customary joint operating agreements) to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor;
(xix) any agreement pursuant to which the Company and its Subsidiaries have paid amounts in respect of or associated with any Production Burden in excess of $50,000 during the immediately preceding fiscal year or with respect to which the Company reasonably expects that it and its Subsidiaries will make payments associated with any Production Burden in any of the next three (3) succeeding fiscal years that could exceed $50,000 per year;
(xx) any joint development agreement, exploration agreement, acreage dedication agreement (including, in respect of each of the foregoing, customary joint operating agreements) or area of mutual interest agreement that either (A) is material to the operation of the Company and its Subsidiaries, taken as whole, or (B) would reasonably be expected to require the Company and its Subsidiaries to make expenditures in excess of $250,000 in the aggregate during the twelve (12) month period following the date hereof; and
(xxi) all agreements such as Hydrocarbon sales, purchase, gathering, transportation, treating, storage, compression, marketing, exchange, processing and fractionating contracts or agreements, division orders, joint operating agreements, and contracts with drilling rig companies, surface leases, salt-water disposal leases, permits, easements, licenses, farmouts and farmins, unit agreements and all other agreements relating thereto.
(b) The Company has prior to the date of this Agreement made available to Parent complete and accurate copies of each Company Material Contract listed, or required to be listed, in Schedule 3.17(a) of the Company Disclosure Letter (including all amendments, modifications, extensions and renewals thereto and waivers thereunder). All of the Company Material Contracts are valid and binding on the Company and enforceable by and against the Company or its relevant Subsidiary (except those which are cancelled, rescinded or terminated after the date of this Agreement in accordance with their terms and this Agreement and as may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity), except where the failure to be valid, binding or enforceable has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and no written notice to terminate, in whole or part, any of the same has been served (nor, to the Knowledge of the Company, has there been any indication that any such notice of termination will be served). Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party thereto is in default or breach under the terms of any Company Material Contract except for such instances of default or breach that have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 3.18 Company Plans; Labor Matters.
(a) Set forth in Schedule 3.18(a) of the Company Disclosure Letter is an accurate and complete list of each employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder (“ERISA”), whether or not subject to ERISA, and each stock option, restricted stock, stock-based, incentive, bonus, profit-sharing, savings, deferred compensation, health, medical, dental, life insurance, disability, accident, supplemental unemployment or retirement, employment, severance or salary or benefits continuation or fringe benefit plan, program, arrangement, agreement or commitment maintained by the Company or any Subsidiary thereof (including, for this purpose and for the purpose of all of the representations in this Section 3.18, any predecessors to the Company or its Subsidiaries and all employers (whether or not incorporated) that would be treated together with the Company and/or any such Subsidiary as a single employer within the meaning of Section 414 of the Code) or to which the Company or any Subsidiary thereof contributes (or has any obligation to contribute), has any liability or is a party (collectively, the “Company Plans”).
(b) Correct and complete copies of the following documents with respect to each Company Plan have been delivered or made available by the Company to Parent, to the extent applicable: (i) all Company Plan documents, together with all amendments and attachments thereto (including, in the case of any Company Plan not set forth in writing, a written description thereof); (ii) all trust documents, declarations of trust and other documents establishing other funding arrangements, and all amendments thereto and the latest financial statements thereof; (iii) the annual report on IRS Form 5500 for each of the past three (3) years and all schedules thereto; (iv) the most recent IRS determination letter or opinion letter; and (v) all summary plan descriptions and summaries of material modifications.

(c) Each Company Plan is in compliance with ERISA, the Code, all other Applicable Laws and its governing documents, except as would not reasonably be expected to result, individually or in the aggregate, in a material liability of the Company and its Subsidiaries. Each Company Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter or an opinion letter from the IRS covering all Tax law changes, and the Company is not aware of any circumstances that could reasonably be expected to result in the loss of the qualification of such Company Plan under Section 401(a) of the Code. No Company Plan is covered by Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA. All contributions required to be made under the terms of any Company Plan have been timely made or have been reflected in the financial statements of the Company included in the Company SEC Reports filed prior to the date hereof. There has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Company Plan which would increase the expense of maintaining such plan above the level of the expense incurred therefor for the most recent plan year. No Company Plan provides for post-employment or retiree health, life insurance or other welfare benefits. Neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers or employees, nor, to the Knowledge of the Company, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transaction, act or omission to act in connection with any Company Plan that would reasonably be expected to result in the imposition of a material penalty or fine pursuant to Section 502 of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975 of the Code. No liability, claim, action, litigation, audit, examination, investigation or administrative proceeding has been made, commenced or, to the Knowledge of the Company, threatened with respect to any Company Plan (other than routine claims for benefits payable in the ordinary course). No disallowance of a deduction under Section 162(m) of the Code for any amount paid or payable by the Company or any Subsidiary thereof has occurred or is reasonably expected to occur. All Company Plans that are subject to Section 409A of the Code are in compliance with the requirements of Code Section 409A and the regulations thereunder. Neither the execution of this Agreement, stockholder approval of this Agreement nor the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent event) will: (i) entitle any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting, result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, or result in “parachute payment” (as such term is defined in Section 280G of the Code) under any of the Company Plans, or (iii) limit or restrict the right of the Company to merge, amend or terminate any of the Company Plans. No current or former officer, director or employee of the Company or any Subsidiary of the Company has or will obtain a right to receive a gross-up payment from the Company or any such Subsidiary with respect to any excise taxes that may be imposed upon such individual pursuant to Section 409A of the Code, Section 4999 of the Code or otherwise. Except as required to maintain the tax-qualified status of any Company Plan intended to qualify under Section 401(a) of the Code, no condition or circumstance exists that would prevent the amendment or termination of any Company Plan.
(d) Neither the Company nor any of its Subsidiaries has been a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other labor agreement with any union or labor organization, and there has not been any activity or proceeding of any labor organization or employee group to organize any such employees. There are no (i) unfair labor practice charges or complaints against the Company or any of its Subsidiaries pending before the National Labor Relations Board; (ii) labor strikes, slowdowns or stoppages actually pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries and there have been no labor strikes, slowdowns or stoppages against the Company or any of its Subsidiaries in the past three (3) years; (iii) representation claims or petitions pending before the National Labor Relations Board; and (iv) grievances or pending arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any collective bargaining agreement.
(e) Since January 1, 2009, neither the Company nor any of its Subsidiaries has effectuated or announced, or plans to effectuate or announce: (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries; (ii) a “mass layoff” (as defined in the WARN Act); or (iii) such other transaction, layoff, reduction in force or employment terminations sufficient in number to trigger application of any similar Applicable Law.

Section 3.19 Insurance. The Company has provided or made available to Parent true, correct and complete copies of its primary director and officer and employee and officer insurance policies and will make available to Parent, prior to the Closing Date, true and complete copies of all material policies of insurance to which the Company or its Subsidiaries is a beneficiary or named insured. The Company and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company or its Subsidiaries (taking into account the cost and availability of such insurance). Each insurance policy of the Company and its Subsidiaries is valid, binding and enforceable by and against the Company or its Subsidiary, as the case may be, has not been terminated by any party thereto and all premiums due with respect to all such insurance policies have been paid. No notice of cancellation or termination has been received by the Company with respect to any insurance policy of the Company or its Subsidiaries. There is no material claim by the Company or any of its Subsidiaries pending under any insurance policy of the Company and its Subsidiaries.
Section 3.20 Real Property. Schedule 3.20 of the Company Disclosure Letter sets forth a true and complete list of the following (other than Oil and Gas Interests): (i) all real property owned by the Company or one of its Subsidiaries (“Owned Real Property”); and (ii) all real property which is leased, licensed, or otherwise occupied by the Company or one of its Subsidiaries (“Leased Real Property”). The Company or one of its Subsidiaries has indefeasible, good and marketable title to all the Owned Real Property and has a valid leasehold interest in all the Leased Real Property, in each case free and clear of all Liens except Permitted Liens. With respect to the Leased Real Property, each lease or sublease therefor has previously been delivered to Parent and is valid, binding and enforceable by and against the Company or its Subsidiary, as applicable, in accordance with its terms and none of the Company or any of its Subsidiaries is in breach of or default under such lease or sublease except for such breaches and defaults as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
Section 3.21 Personal Property. The Company and its Subsidiaries have good and valid title to, or valid and enforceable right to use under existing franchises, easements or licenses, or valid and enforceable leasehold interests in, all of its tangible and intangible personal properties, rights and assets necessary to carry on their businesses as now being conducted, except for such defects that, have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, in each case free and clear of all Liens, except for Permitted Liens. Except as, individually or in the aggregate, would not be material to the Company and its Subsidiaries, taken as a whole, all items of operating equipment owned or leased by the Company or any of its Subsidiaries with a fair market value in excess of $1,000,000 as of the date of this Agreement (i) are, in the aggregate, in a state of repair so as to be adequate for reasonably prudent operations in the areas in which they are operated and (ii) are adequate, together with all other properties of the Company and its Subsidiaries, to comply in the ordinary course of business consistent with past practice with the requirements of all applicable contracts, including sales contracts.

Section 3.22 Regulatory Matters. All natural gas pipeline systems and related facilities constituting the Company’s and or any of its Subsidiaries’ properties are (a) “gathering facilities” that are exempt from regulation by the Federal Energy Regulatory Commission under the Natural Gas Act of 1938, as amended, and (b) not subject to rate regulation or comprehensive nondiscriminatory access regulation under the laws of any state or other local jurisdiction.
Section 3.23 Derivatives. Schedule 3.23 of the Company Disclosure Letter contains an accurate and complete list of all outstanding Derivative positions of the Company and its Subsidiaries, including Hydrocarbon and financial Derivative positions attributable to the production and marketing of the Company and its Subsidiaries as of the date reflected therein, and there have been no changes since the date thereof, except for changes in financial Derivative positions occurring in the ordinary course of business and in accordance with the Company’s policies and practices.
Section 3.24 Oil and Gas Interests.
(a) Except (i) as, individually or in the aggregate, would not be material to the Company and its Subsidiaries, taken as a whole, and (ii) for goods and other property sold, used or otherwise disposed of since December 31, 2009 in the ordinary course of business, the Company and its Subsidiaries are the sole and legal beneficial owners with good and defensible title to all of the Oil and Gas Interests of the Company and its Subsidiaries free and clear of all Liens except (A) Permitted Liens and (B) Production Burdens set forth on Schedule 3.17(a)(iii) of the Company Disclosure Letter. For purposes of this Section 3.24, “good and defensible title” means title that is free from reasonable doubt to the end that a prudent person engaged in the business of purchasing and owning, developing, and operating producing oil and gas properties in the geographical areas in which they are located, with knowledge of all of the facts and their legal bearing, would be willing to accept the same acting reasonably.
(b) All of the Wells have been drilled, completed and operated within the limits permitted by the applicable pooling or unit agreements or other applicable Contracts and Applicable Law, and all drilling and completion of the Wells and all related development, production and other operations have been conducted in material compliance with all Applicable Laws. Schedule 3.24(b) of the Company Disclosure Letter sets forth, as of the date hereof, the Company’s and its Subsidiaries’ average net revenue interests (working interest less Production Burdens) for all Wells. Exhibit B of the Company Disclosure Letter sets forth the Company’s and its Subsidiaries’ net revenue interests with respect to all O&G Leases.
(c) (i) Each O&G Lease is valid, binding and enforceable by and against the Company or its Subsidiary (subject to lease expirations in the ordinary course of business), has been validly recorded or registered with all relevant Governmental Entities so as to provide actual or constructive notice to and be enforceable against all Third Parties, and has not been terminated; (ii) neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any other party to an O&G Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such O&G Lease; (iii) neither the Company nor any of its Subsidiaries has breached, violated or defaulted under any O&G Lease or received notice from any other party to an O&G Lease alleging such a breach, violation or default by the Company or any of its Subsidiaries; (iv) all payments (including all delay rentals, royalties, shut-in royalties and valid calls for payment or prepayment under operating agreements) owing by the Company or any of its Subsidiaries under any O&G Lease to which it is a party have been and are being made (timely, and before the same became delinquent) by the Company or such Subsidiary; (v) to the Knowledge of the Company, there are no pending claims or demands for nonpayment, underpayment or mispayment of bonus payments, rentals, royalties, overriding royalties, compensatory royalties and other payments due from or in respect of production with respect to the Company’s or any of its Subsidiaries’ interests in any O&G Lease; and (vi) neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any other party to an O&G Lease, has failed, partially failed, or omitted to record or register any O&G Lease or any assignments of record title or operating rights in the real property or other country records related to the Oil and Gas Interests purported to be owned by the Company or its Subsidiaries with any Governmental Entity.

(d) (i) Company or its Subsidiaries has obtained all permits, licenses, consents, certificates, easements, authorizations, certificates of convenience and necessity, and other similar rights that are granted by Governmental Entities and that relate to the Oil and Gas Interests (“O&G Permits”) necessary to own and operate the Oil and Gas Interests in compliance with all Applicable Laws and with the provisions of all applicable O&G Leases and Contracts to which Company or its Subsidiaries are a party; (ii) all of the O&G Permits are in full force and effect; (iii) all fees and charges relating to the O&G Permits have been paid; (iv) all applications for renewal of the O&G Permits have been timely filed; and (v) all government filings and notices required to be made with respect to the Oil and Gas Interests have been made or given and are current, in full force and effect, and not in default.
(e) There are no change of control or preferential rights to purchase provisions applicable to the Oil and Gas Interests owned by the Company or its Subsidiaries that are triggered by the transactions contemplated by this Agreement or the Merger.
(f) Neither the Company nor any of its Subsidiaries is obligated, by virtue of a prepayment arrangement, a “take or pay” arrangement, production payment or any other arrangement, to deliver oil, gas or other Hydrocarbons produced from its Oil and Gas Interests at some future time without then receiving full payment therefor. No O&G Lease contains a representation or warranty from the Company or any of its Subsidiaries with respect to the amount of oil, gas, or other liquid Hydrocarbons to be delivered from the Oil and Gas Interests. All payments for any Hydrocarbons sold from the Oil and Gas Interests pursuant to the O&G Leases are being made to the Company and its Subsidiaries within the time periods and in accordance with the prices set forth in such O&G Leases, subject to later adjustments in the normal course of business required by allocations between producers or by other circumstances routinely requiring retroactive payment adjustments by purchasers in the ordinary course of the Company’s business consistent with past practice.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT
Except as disclosed in (i) Parent’s Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2009 (the “Parent Form 10-K”) and any Parent SEC Reports filed subsequent to the filing thereof and prior to the date hereof (excluding any risk factor disclosure and any disclosure included in any “forward-looking statements” disclaimer or other statements included in the Parent Form 10-K and such Parent SEC Reports that are predictive, non-specific, forward-looking or primarily cautionary in nature), but only to the extent the relevance of such disclosure as an exception to a representation or warranty in this Article IV is reasonably apparent on its face or (ii) the disclosure letter delivered by Parent to the Company on the date hereof (the “Parent Disclosure Letter”); provided, that any disclosure in any schedule of the Parent Disclosure Letter shall only qualify (A) the representation or warranty made in the corresponding Section of this Article IV and (B) other representations and warranties in this Article IV to the extent the relevance of such disclosure to such other representations and warranties is reasonably apparent on its face (notwithstanding the omission of a reference or cross-reference thereto), Parent represents and warrants to the Company as set forth in this Article IV:
Section 4.1 Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted. Parent is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or to be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. The copies of the certificate of incorporation and bylaws of Parent that were previously furnished or made available to the Company are true, complete and correct copies of such documents as in effect on the date of this Agreement and have not been amended since the date hereof, and Parent is not in violation of any of its organizational documents.
Section 4.2 Capital Structure. The authorized capital stock of Parent consists of (x) 600,000,000 shares of Parent Common Stock and (y) 20,000,000 shares of preferred stock, par value $1.00 per share (“Parent Preferred Stock”). As of the close of business on June 30, 2010 there were outstanding (a) 328,420,048 shares of Parent Common Stock (of which an aggregate of 3,012,605 shares are restricted shares of Parent Common Stock), (b) no shares of Parent Preferred Stock, and (c) options to purchase an aggregate of 14,495,139 shares of Parent Common Stock (of which options to purchase an aggregate of 8,914,509 shares of Parent Common Stock were exercisable). Additionally, as of June 30, 2010, there were no shares of Parent Common Stock held by Parent as treasury stock. All outstanding shares of capital stock or other equity securities of Parent have been, and all shares of capital stock of Parent that may be issued pursuant to the options set forth in this Section 4.2 will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are, or will be, when issued in accordance with the terms, fully paid and non-assessable. No shares of capital stock or other equity interests of Parent are entitled to or have been issued in violation of any preemptive rights.

Section 4.3 Authority; No Conflicts.
(a) Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent and, assuming that this Agreement constitutes a valid and binding agreement of the Company, constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).
(b) The execution and delivery of this Agreement and all other instruments and agreements to be delivered by Parent as contemplated hereby do not, and the consummation of the transactions contemplated hereby and thereby will not (i) conflict with any of the provisions of the certificate of incorporation or by-laws of Parent, in each case as amended to the date of this Agreement, (ii) create any Lien (other than Permitted Liens) on any of the properties or assets of Parent, (iii) conflict with or result in a breach of, or constitute a default under, or result in the acceleration of any obligation or loss of any benefits under, any Contract or other instrument to which Parent is a party or by which any of its properties or assets are bound, or (iv) subject to receipt of the Necessary Consents, contravene any Applicable Law, except, in the case of clauses (ii), (iii) and (iv) above, for such Liens, conflicts, breaches, defaults, consents, approvals, authorizations, declarations, filings or notices which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent; provided, that, for purposes of this Section 4.3(b), the term Material Adverse Effect shall be deemed to include any event, circumstance, development, state of facts, occurrence, change or effect that would prevent, materially impair or materially delay the ability of the Parent to consummate the transactions contemplated by this Agreement.
(c) No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or Third Party or expiry of any related waiting period is required by or with respect to Parent in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation of the Merger and the other transactions contemplated hereby, except for those required under or in relation to (i) state securities or “blue sky” laws (the “Blue Sky Laws”); (ii) the Exchange Act; (iii) the Securities Act; (iv) NRS with respect to the filing of the Articles of Merger; (v) rules and regulations of the NYSE and (vi) such consents, approvals, orders, authorizations, registrations, declarations and filings and expiry of waiting periods the failure of which to make or obtain or expire would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses (i) through (v) are hereinafter referred to as “Necessary Consents.”

Section 4.4 Reports and Financial Statements.
(a) Parent has timely filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by Parent since January 1, 2007 (collectively, together with documents filed with the SEC during such period by the Company on a voluntary basis in a Current Report on Form 8-K, but excluding the Registration Statement and any exhibits and schedules thereto and other information incorporated therein, the “Parent SEC Reports”).
(b) As of its filing date (and as of the date of any amendment to the respective Parent SEC Report), each Parent SEC Report complied, and each Parent SEC Report filed subsequent to the date of this Agreement will comply, as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be.
(c) As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such subsequent filing), each Parent SEC Report filed pursuant to the Exchange Act did not, and each such Parent SEC Report filed subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
(d) Each Parent SEC Report that is a registration statement (other than the Registration Statement), as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus included in such registration statement, in light of the circumstances under which they were made) not misleading.
(e) Parent has complied in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.
(f) The audited consolidated financial statements and unaudited consolidated interim financial statements (including, in each case, any notes thereto) of Parent included or incorporated by reference in the Parent SEC Reports fairly present (and in the case of such consolidated financial statements included or incorporated by reference in filings made after the date hereof, will fairly present), in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal and recurring year-end audit adjustments in the case of any unaudited interim financial statements) and complied or, in the case of consolidated financial statements included or incorporated by reference in filings made after the date hereof, will comply, in all material respects with applicable accounting requirements of the SEC.

(g) Since January 1, 2007, Parent has not received written notice from the SEC or any other Governmental Entity that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or other Governmental Entity. There are no outstanding written comments from the SEC with respect to any of the Parent SEC Reports.
(h) To the Knowledge of Parent, since January 1, 2007, (i) it has not received any substantive complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no current or former attorney representing Parent or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the board of directors or any committee thereof or to any director or executive officer of Parent.
(i) To the Knowledge of Parent, since January 1, 2007, no employee of Parent or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any Applicable Laws of the type described in Section 806 of the Sarbanes-Oxley Act by Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any director, officer, employee, contractor, subcontractor or agent of Parent or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of Parent or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.
Section 4.5 Information Supplied. The Registration Statement, and any amendments or supplements thereto, when filed will comply as to form in all material respects with the applicable requirements of the Exchange Act. At the time the Registration Statement or any amendment or supplement thereto becomes effective, the Registration Statement, as amended or supplemented, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein (in the case of any prospectus included as part of the Registration Statement, in light of the circumstances under which they were made), not misleading. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement or any amendment or supplement thereto will (except to the extent revised or superseded by amendments or supplements contemplated hereby), on the date it is first mailed to the stockholders of the Company or at the time of the Company Stockholders Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent with respect to statements included or incorporated by reference in the Registration Statement or Proxy Statement based on information supplied by the Company or its Subsidiaries or any of their respective representatives or advisors in writing specifically for use or incorporation by reference therein.

Section 4.6 Ownership of Shares. On the date hereof, neither Parent nor Merger Sub owns (directly or indirectly, beneficially or of record) any shares of capital stock of the Company (excluding for this purpose any shares of capital stock that may be deemed to be beneficially owned as a result of the Voting and Lockup Agreements) and neither Parent nor Merger Sub holds any rights to acquire or vote any shares of capital stock of the Company except pursuant to this Agreement and the Voting and Lockup Agreements.
Section 4.7 Absence of Litigation. As of the date of this Agreement, there is no Action pending or, to the Knowledge of Parent, threatened, against or affecting Parent that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, or that in any manner challenges or seeks to prevent, enjoin, alter or delay the Merger or any of the other transactions contemplated hereby.
Section 4.8 Absence of Certain Changes or Events. Since December 31, 2009, there has not been any event, circumstance, development, state of facts, occurrence, change or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.
Section 4.9 Merger Sub.
(a) Organization. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada. Merger Sub is a direct wholly-owned Subsidiary of Parent.
(b) Corporate Authorization. Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub. Parent, in its capacity as sole stockholder of Merger Sub, has approved this Agreement and the other transactions contemplated hereby as required by the NRS. This Agreement has been duly executed and delivered by Merger Sub and, assuming that this Agreement constitutes the valid and binding agreement of the Company, constitutes a valid and binding agreement of Merger Sub, enforceable against Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.
(c) Non-Contravention. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby do not and will not contravene or conflict with the certificate of incorporation or the bylaws of Merger Sub.
(d) No Business Activities. Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
Section 5.1 Conduct of Business of the Company Pending the Merger. From the date of this Agreement until the earlier of (x) the termination of this Agreement pursuant to and in accordance with Article VIII and (y) the Effective Time (the “Post-Signing Period”), the Company shall, and shall cause each of its Subsidiaries to, conduct its business only in the ordinary course consistent with past practice and in compliance with all Applicable Laws and all material governmental authorizations, and use its commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all Company Permits, (iii) keep available the services of its directors, officers and employees, (iv) maintain satisfactory relationships with its customers, lenders, suppliers, distributors, licensors, licensees and others having material business relationships with it and with Governmental Entities with jurisdiction over oil and gas-related matters, and (v) maintain its exploration and production activities in accordance with the rig schedule attached as Schedule 5.1 of the Company Disclosure Letter. Without limiting the generality of the foregoing and to the fullest extent permitted by Applicable Law, during the Post-Signing Period, except (1) as set forth in Schedule 5.1 of the Company Disclosure Letter, or (2) with Parent’s prior written consent, the Company shall not, and shall cause each of its Subsidiaries not to:
(a) amend its certificate of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);
(b) form any new Subsidiary;
(c) (i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of any shares of its capital stock or other securities (other than (A) dividends or distributions by any of its wholly-owned Subsidiaries to the Company or another direct or indirect wholly-owned Subsidiary of the Company or (B) declaring (but not setting aside or paying) a dividend pursuant to and in accordance with Section 2.6), or (iii) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire, directly or indirectly any Company Securities or shares of capital stock of any Subsidiary of the Company (or options, warrants or other rights exercisable therefor), other than the cancellation of Company Stock Options disclosed in Schedule 3.2(a) of the Company Disclosure Letter in connection with the exercise thereof;
(d) (i) except in connection with any Interim Facility, issue, grant, deliver, sell, pledge, dispose of or encumber, or authorize the issuance, grant, delivery, sale, pledge, disposal or encumbrance of, any Company Securities or shares of capital stock of any Subsidiary of the Company or any securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating any of them to issue or purchase any such shares or other convertible securities, other than the issuance of any shares of Company Common Stock upon the exercise of Company Stock Options or the Company Warrants or upon the lapse of restrictions on Company Restricted Shares, in each case that are outstanding on the date of this Agreement and disclosed in Schedule 3.2(a) of the Company Disclosure Letter, in accordance with the terms of those Company Stock Options, the Company Warrants or Company Restricted Shares or (ii) amend any term of any Company Security or any shares of capital stock of its Subsidiaries (in each case, whether by merger, consolidation or otherwise);

(e) (i) acquire (including by merger, consolidation, or acquisition of stock or assets) any (A) interest in any corporation, partnership, other business organization or any division thereof or (B) assets that are material, individually or in the aggregate, to the Company’s or any of its Subsidiaries’ respective businesses, (ii) merge or consolidate with any other Person or (iii) adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;
(f) except in accordance with Section 6.16, sell, lease, license or otherwise dispose of any material Subsidiary or any material amount of assets, securities or property except in the ordinary course consistent with past practice in an amount not to exceed $1,000,000 in the aggregate;
(g) authorize or make capital expenditures or enter into capital commitments or capital transactions exceeding $10,000,000 individually and $25,000,000 in the aggregate in any single month;
(h) make any loan, advance or investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any Person other than investments in its wholly-owned Subsidiaries made in the ordinary course of business consistent with past practices;
(i) (i) repay or retire any indebtedness for borrowed money or repurchase or redeem any debt securities other than in accordance with any Interim Facility; (ii) incur any indebtedness for borrowed money (including pursuant to any commercial paper program or credit facility of the Company or any of its Subsidiaries and the factoring of receivables) or issue any debt securities, other than loans provided by Parent or its Subsidiaries pursuant to the short-term revolving credit facility as contemplated by the Commitment Letter (any such facility, an “Interim Facility”); (iii) assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person (other than any direct or indirect wholly owned Subsidiary of the Company); or (iv) create a Lien over any of its assets (other than Permitted Liens),
(j) (i) enter into any Contract that would have been a Company Material Contract were the Company or any of its Subsidiaries a party or subject thereto on the date of this Agreement other than in connection with the Interim Facility or (ii) terminate, renew or amend in any material respect any Company Material Contract or waive any material right thereunder;

(k) enter into any (i) joint venture, area of mutual interest agreement or similar arrangement or (ii) joint marketing or any similar arrangement (other than pursuant to existing Contracts on their current terms;
(l) except as required by Applicable Law or as required by existing Company Plans (i) grant or increase any severance or termination pay to (or amend any existing arrangement with) any of their respective directors, officers or employees, (ii) increase benefits payable under any severance or termination pay policies or employment agreements existing as of the date of this Agreement, (iii) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any of their respective directors, officers or employees, (iv) establish, adopt or amend any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, severance, compensation, stock option, restricted stock or other benefit plan or arrangement covering any of their respective directors, officers or employees or (v) increase the compensation, bonus or other benefits payable to any of their respective directors, executives or non-executive employees;
(m) hire or offer to hire, or terminate other than for cause, any employee, or make any representations or issue any communications to employees regarding offers of employment from Parent without the prior written consent of Parent;
(n) make any change in any method of accounting or accounting principles or practice, including with respect to reserves for excess or obsolete inventory, doubtful accounts or other reserves, depreciation or amortization polices or rates, billing and invoicing policies, or payment or collection policies or practices, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the Exchange Act, as approved by its independent public accountants;
(o) initiate any litigation or settle, or offer or propose to settle any Action;
(p) pay, discharge or satisfy any claims, liabilities or obligations (absolute accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the financial statements of the Company or incurred in the ordinary course of business and consistent with past practice;
(q) make any change or modification to its working capital and cash management practices;
(r) make any Tax election or settle and/or compromise any Tax liability; prepare any Tax Returns in a manner which is inconsistent with the past practices of Company or its Subsidiaries, as the case may be, with respect to the treatment of items on such Tax Returns; incur any liability for Taxes other than in the ordinary course of business; or file an amended Tax Return or a claim for refund of Taxes with respect to the income, operations or property of Company or its Subsidiaries;
(s) purchase or sell any interest in real property, grant any security interest in real property, or enter into any lease or sublease of, or other occupancy agreement with respect to, real property (whether as lessor, sublessor, lessee or sublessee) or change, amend, modify, terminate or fail to exercise any right to renew any lease or sublease of real property except in the ordinary course of business consistent with past practices;

(t) enter into any new line of business which represents a material change in the Company’s and its Subsidiaries’ operations and which is material to the Company and its Subsidiaries, taken as a whole;
(u) enter into new Contracts to sell Hydrocarbons other than in the ordinary course consistent with past practice; provided, that no such new Contract shall have a term longer than six (6) months;
(v) engage in any development drilling, well completion or other development or production activities with respect to Hydrocarbons except in the ordinary course consistent with past practice or as otherwise disclosed on Schedule 5.1 of the Company Disclosure Letter;
(w) authorize, announce an intention, commit or agree to take in writing or otherwise, any of the actions described in Sections 5.1(a) through 5.1(v).
Section 5.2 Operational Matters. The Company shall timely file or furnish all reports, proxy statements, communications, announcements, publications and other documents required to be filed or furnished by it with the SEC (and all other Governmental Entities) during the Post-Signing Period, and the Company shall (to the extent any report, proxy statement, communication, announcement, publication or other document contains any statement relating to this Agreement or the Merger, and to the extent permitted by Law or applicable confidentiality agreement) consult with Parent for a reasonable time before filing or furnishing any such report, proxy statement, communication, announcement, publication or other document and deliver to Parent copies of all such reports, proxy statements, communications, announcements, publications and other documents promptly after the same are filed or furnished. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company and Parent shall each exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its own and its Subsidiaries’ respective businesses and operations.

ARTICLE VI
ADDITIONAL AGREEMENTS
Section 6.1 Preparation of the Proxy Statement and Registration Statement; Stockholders Meeting.
(a) Promptly following the date of this Agreement (but, in any event, no more than thirty (30) days following the date of the Agreement), the Company and Parent shall prepare and the Company shall file with the SEC the Proxy Statement, and Parent shall prepare and file with the SEC the Registration Statement (in which the Proxy Statement will be included). The Company and Parent shall use their commercially reasonable efforts to cause the Registration Statement to become effective under the Securities Act as soon after such filing as practicable and to keep the Registration Statement effective as long as is necessary to consummate the Merger. Each Party shall promptly notify the other Parties of the receipt of any comments of the SEC with respect to the Registration Statement or the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall promptly provide to the other Parties copies of all correspondence between such Party or any of its representatives and the SEC with respect to the Registration Statement and the Proxy Statement. Each Party shall (i) give the other Parties and their counsel the opportunity to review and comment on the Registration Statement or the Proxy Statement, as the case may be, and all responses to requests for additional information by, and replies to comments of, the SEC, (ii) take into good faith consideration all comments reasonably proposed by such other Parties and (iii) not file such document with the SEC prior to receiving the approval of such other Parties, not to be unreasonably withheld, conditioned or delayed; provided, that with respect to documents filed by a Party which are incorporated by reference in the Registration Statement or Proxy Statement, this right of approval shall apply only with respect to information relating to the other Party or its business, financial condition or results of operations. Each Party shall use commercially reasonable efforts, after consultation with the other Parties, to respond promptly to all such comments of and requests by the SEC. Each Party will advise the other Parties, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment thereto has been filed, the issuance of any stop order, the suspension of the qualification of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or the Registration Statement. The Company will cause the Proxy Statement to be mailed to its stockholders as promptly as practicable (but no more than five (5) Business Days) after (but in no event before) the Registration Statement has become effective. Each Party shall furnish all information concerning itself and its Affiliates as any other Party may reasonably request in connection with the preparation, filing and distribution of the Registration Statement and the Proxy Statement. If at any time prior to the Company Stockholders Meeting (or any adjournment or postponement thereof), any information relating to the Company, Parent or any of their respective Affiliates should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Registration Statement or Proxy Statement, so that the Registration Statement and Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be filed with the SEC by the appropriate Party, and to the extent required by Applicable Law, disseminated to the stockholders of the Company. Each of the Company and Parent shall use its reasonable best efforts to ensure that the Registration Statement and the Proxy Statement comply as to form in all material respects with the rules and regulations promulgated by the SEC under the Securities Act and the Exchange Act, respectively. The Company and Parent shall make all necessary filings with respect to the Merger and the transactions contemplated hereby under the Securities Act and the Exchange Act and applicable Blue Sky Laws and the rules and regulations thereunder.

(b) Subject to Section 6.5(c), the Company, acting through the Board of Directors, shall, subject to and in accordance with its certificate of incorporation and bylaws, promptly and duly call, give notice of, convene and, as soon as practicable following the date on which the Registration Statement is declared effective by the SEC, hold a meeting of the holders of Company Common Stock (the “Company Stockholders Meeting”) for the purpose of voting on the approval of this Agreement and the Merger and: (i) shall recommend approval of this Agreement and the Merger (including for the purposes of Sections 78.411-78.444 of the NRS) by the stockholders of the Company (the “Company Recommendation”) and include in the Proxy Statement such Company Recommendation and the Financial Advisor Opinion; (ii) shall use its reasonable best efforts to solicit and obtain the Required Company Vote necessary for such approval; and (iii) shall not (A) withhold, withdraw, amend or modify (or publicly propose to or publicly state that it intends to withhold, withdraw, amend or modify) in any manner adverse to Parent the Company Recommendation, (B) take any other action or make any other public statement inconsistent with the Company Recommendation or (C) fail to reconfirm the Company Recommendation within three (3) Business Days of any written request therefor by Parent (any of the foregoing in this clause (iii) being a “Change in Company Recommendation”). At Parent’s election, the Company shall call the Company Stockholders Meeting and submit this Agreement and the Merger to the Company’s stockholders for approval whether or not (x) the Board of Directors shall have made a Change in Company Recommendation or (y) any Acquisition Proposal shall have been publicly proposed or announced or otherwise submitted to the Company or any Company Representative.
Section 6.2 Access to Information. Upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of Parent reasonable access during normal business hours, during the Post-Signing Period, to such of its properties, books, contracts, records, officers and employees as Parent may reasonably request and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during the Post-Signing Period pursuant to the requirements of federal or state securities laws, as applicable (other than documents which the Company is not permitted to disclose under Applicable Law), and (b) all other information concerning the Company and its business (including any financial and operating data), properties and personnel as Parent may reasonably request; provided, that the Company may restrict the foregoing access to the extent that (i) any Applicable Law requires the Company or its Subsidiaries to restrict access to any properties or information or (ii) the Company reasonably determines that such access or disclosure would jeopardize attorney-client privilege (provided, that the Company shall use its reasonable best efforts to enable reasonable access without violating such Applicable Law). The Parties will make appropriate substitute arrangements, where the restrictions imposed by the immediately preceding sentences apply, to allow appropriate access to the relevant information. Any investigation or request for information pursuant to this Section 6.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. Parent will, until the Effective Time, hold any such information that is non-public in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement, except that this Section 6.2 shall not prevent Parent from disclosing such confidential information to any officers, employees, accountants, counsel, financial advisors or other representatives of Parent in connection with this Agreement, the Merger and the other transactions contemplated hereby. No investigation by Parent, nor any information or knowledge obtained therefrom, shall affect or modify the representations and warranties of the Company or Parent’s remedies for any breach of such representations and warranties.

Section 6.3 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such Party from any Governmental Entity in connection with this Agreement or the consummation of the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with this Agreement or the consummation of the transactions contemplated hereby and (b) any Actions commenced or, to the Knowledge of such Party, threatened against, such Party or any of its Subsidiaries that (i) relates to the Merger or (ii) if pending on the date of this Agreement would have been required to be disclosed by such Party pursuant to such Party’s representations and warranties. In addition, the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, to the extent that either acquires actual knowledge of (x) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which has caused or would be reasonably likely to cause (1) any representation or warranty contained in this Agreement to be untrue or inaccurate or (2) any condition set forth in Article VII not to be satisfied and (y) any failure of a Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Party hereunder; provided, that the delivery of any information or notice pursuant to this Section 6.3 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such information or notice.
Section 6.4 All Reasonable Efforts. The Company and Parent shall cooperate with each other and use commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and Applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any Third Party or Governmental Entity to consummate the Merger or any of the other transactions contemplated by this Agreement (provided, that, notwithstanding the foregoing, in connection with obtaining such consents, the Parties agree that in no event shall Parent or its Subsidiaries be required (or the Company or its Subsidiaries, without Parent’s prior written consent, be permitted) to (A) pay, or agree or commit to pay, to any Person whose consent is being solicited any cash or other consideration (other than de minimis amounts), (B) incur, or agree or commit to incur, any liability (other than de minimis liabilities) due to such Person, (C) enter into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Entity or (D) divest or otherwise hold separate (including by establishing a trust or otherwise), or take any other action (or otherwise agree to do any of the foregoing) with respect to any of their respective Subsidiaries or any of their respective Affiliates’ businesses, assets or properties), (ii) the defending of any stockholder lawsuits challenging this Agreement or any other agreement contemplated by this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity in any such stockholder lawsuit vacated or reversed, and (iii) the execution and delivery of any additional ancillary instruments necessary to consummate the transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement and the transactions contemplated hereby. Subject to Applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and, to the extent practicable, each will consult with the other on all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any Third Party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (including the Proxy Statement). In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.

Section 6.5 No Solicitation of Transactions.
(a) Subject to Sections 6.5(b) and 6.5(c), during the Post-Signing Period, neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of their respective directors, officers, employees, affiliates, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Company Representatives”) to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage, whether publicly or otherwise, the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute, or may reasonably be expected to lead to, any Alternative Transaction (an “Acquisition Proposal”), (ii) enter into or participate in any discussions or negotiations, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries, or otherwise cooperate in any way with, or assist or participate in connection with any Acquisition Proposal, (iii) make a Change in Company Recommendation or (iv) enter into any agreement, agreement in principle, letter of intent, term sheet or other similar instrument relating to an Alternative Transaction or enter into any agreement or agreement in principle (other than an Acceptable Confidentiality Agreement as permitted by this Section 6.5) requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or propose or agree to do any of the foregoing. Subject to Sections 6.5(b) and (c), the Company shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Persons conducted heretofore by the Company, its Subsidiaries or any Company Representatives with respect to any Alternative Transaction and shall use its (and will cause Company Representatives to use their) reasonable best efforts to require the other parties thereto to promptly return or destroy, in accordance with the terms of any confidentiality agreement with respect thereto, any confidential information previously furnished by the Company, the Company’s Subsidiaries or Company Representatives thereunder. The Company will not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it is a party and shall enforce, to the fullest extent permitted under Applicable Law, the provisions of any such agreement, including, but not limited to, by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction thereover.

(b) Notwithstanding anything in this Agreement to the contrary, if at any time following the date of this Agreement and prior to the attainment of the Required Company Vote (but in no event after the attainment of the Required Company Vote) (i) the Company receives a bona fide written Acquisition Proposal from a Third Party without breaching its obligations under this Section 6.5, (ii) the Board of Directors reasonably determines in good faith, after consultation with its financial advisor (which shall be a financial advisor of nationally recognized reputation) and outside legal counsel, that such Alternative Transaction constitutes or such Acquisition Proposal is reasonably likely to lead to a Superior Proposal from such Third Party and (iii) the Board of Directors reasonably determines in good faith, after consultation with its outside legal counsel, that failure to take such action would constitute a breach of its fiduciary duties under Applicable Law, then the Company may (A) furnish information with respect to the Company and its Subsidiaries to such Third Party making such Acquisition Proposal and (B) enter into, participate and maintain discussions or negotiations with, such Third Party making such Acquisition Proposal; provided, that the Company (x) will not, and will not allow Company Representatives to, disclose any non-public information to such Third Party without entering into an Acceptable Confidentiality Agreement, and (y) will promptly provide to Parent any non-public information concerning the Company or its Subsidiaries provided to such Third Party which was not previously provided to Parent. The Company shall notify Parent promptly (but in any event within twenty-four (24) hours) of any Acquisition Proposals received by, or any such discussions or negotiations sought to be initiated or continued with, the Company or any Company Representatives, indicating the identity of such Third Party and providing to Parent a summary of the material terms of such Acquisition Proposal. The Company shall keep Parent informed, on a reasonably prompt basis, of the material terms of any Acquisition Proposals and of any material developments in respect of any such discussions, negotiations or Acquisition Proposals and shall deliver to Parent a summary of any material changes to any such Acquisition Proposals.
(c) Notwithstanding anything in this Agreement to the contrary, if prior to the attainment of the Required Company Vote (and in no event after the attainment of the Required Company Vote), the Board of Directors receives a Superior Proposal without breaching its obligations under this Section 6.5 and the Board of Directors reasonably determines in good faith after consultation with its outside counsel that the failure to take such action would constitute a breach of its fiduciary duties under Applicable Law, the Board of Directors may (i) effect a Change in Company Recommendation and/or (ii) terminate this Agreement pursuant to Section 8.1(i) to enter into a definitive agreement with respect to such Superior Proposal; provided, that the Board of Directors may not effect a Change in Company Recommendation or terminate this Agreement pursuant to Section 8.1(i) unless (A) it gives Parent three (3) Business Days’ prior written notice (the “Notice Period”) of its intention to do so (unless at the time such notice is otherwise required to be given there are less than three (3) Business Days prior to the Company Stockholders Meeting, in which case the Company shall provide as much notice as is reasonably practicable) attaching the most current version of all relevant proposed transaction agreements and other material documents (and a description of all material terms and conditions thereof (including the identity of the Person making such Superior Proposal), (B) during the Notice Period, the Company, if requested by Parent, shall have engaged in good faith negotiations to amend this Agreement (including by making its officers and its financial and legal advisors reasonably available to negotiate in good faith) so that such Alternative Transaction ceases to constitute a Superior Proposal and (C) Parent does not make, within three (3) Business Days of its receipt of such written notification, an offer that the Board of Directors determines in good faith, after consultation with its financial and legal advisors, is at least as favorable to the stockholders as such Superior Proposal. In the event of any material revisions to the applicable Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.5(c) with respect to such new written notice (to the extent so required).

(d) Nothing contained herein shall prevent the Board of Directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act with regard to an Acquisition Proposal; provided, that any disclosure made pursuant to this Section 6.5(d) (other than a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be an Change in Company Recommendation unless the Board of Directors expressly states in such disclosure that the Company Recommendation has not changed.
(e) As used in this Agreement, the term “Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement.
(f) During the Post-Signing Period, the Company shall not take any actions to make any state takeover statute (including Sections 78.411-78.444 of the NRS) or similar statute inapplicable to any Alternative Transaction.
(g) The Parties agree that any violation of the restrictions on the Company set forth in this Section 6.5 by any Subsidiary of the Company or any Company Representative shall be a breach of this Section 6.5 by the Company.
Section 6.6 Directors’ and Officers’ Indemnification and Insurance.
(a) For six (6) years after the Effective Time the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, (i) indemnify and hold harmless, and provide advancement of expenses to, the present and former directors and officers of the Company and its Subsidiaries (the “Indemnified Persons”), in each case to the same extent the Indemnified Persons are indemnified or have the right to advancement of expenses as of the date hereof by the Company pursuant to the Company’s certificate of incorporation, bylaws and any indemnification agreements in existence on the date hereof with any such Indemnified Persons (but in any event to the fullest extent permitted by Applicable Law) for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) and (ii) purchase as of the Effective Time a tail policy to the current policy of directors’ and officers’ liability insurance maintained by the Company which tail policy shall be effective for a period from the Effective Time through and including the date six (6) years after the Closing Date with respect to claims arising from facts or events that occurred on or before the Effective Time, and which tail policy shall contain substantially the same coverage and amounts as, and contain terms and conditions no less advantageous than, in the aggregate, the coverage currently provided by such current policy; provided, that in no event shall the Surviving Corporation be required to expend, for the entire tail policy, in excess of three hundred percent (300%) of the annual premium currently paid by the Company for its current policy of directors’ and officers’ liability insurance (which premiums are hereby represented and warranted by the Company to be approximately $150,000); and provided, further, that if the premium of such insurance coverage exceeds such amount, the Surviving Corporation after consultation with the Company shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(b) Any Indemnified Person wishing to claim indemnification under Section 6.6(a), upon learning of any such Action, shall promptly notify Parent and the Surviving Corporation thereof, but the failure to so notify shall not relieve the Surviving Corporation of any liability it may have to such Indemnified Person if such failure does not materially prejudice the indemnifying party. In the event of any such Action (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and neither Parent nor the Surviving Corporation shall be liable to such Indemnified Person for any legal expenses of other counsel or any other expense subsequently incurred by such Indemnified Person in connection with the defense thereof, except that if Parent or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Person advise that there are issues which raise conflicts of interest between Parent or the Surviving Corporation and such Indemnified Person, such Indemnified Person may retain counsel satisfactory to such Indemnified Person, and Parent shall, and shall cause the Surviving Corporation to, pay all reasonable fees and expenses of such counsel for such Indemnified Person promptly as statements therefor are received; provided, that the Surviving Corporation shall be obligated pursuant to this Section 6.6(b) to pay for only one (1) firm of counsel for all Indemnified Persons in any jurisdiction unless the use of one (1) counsel for all such Indemnified Persons would, in the opinion of such counsel, present such counsel with a conflict of interest; provided, further, that the fewest number of counsel necessary to avoid such conflicts of interest shall be used, (ii) such Indemnified Person will cooperate with Parent and the Surviving Cooperation in the defense of any such Action and (iii) neither Parent nor the Surviving Corporation shall be liable for any settlement effected without Parent’s prior written consent; and provided, further, that neither Parent nor the Surviving Corporation shall have any obligation hereunder to any Indemnified Person if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Person in the manner contemplated hereby is prohibited by Applicable Law.
(c) Notwithstanding anything herein to the contrary, if any Action (whether arising before, at or after the Effective Time) is made against any Indemnified Persons on or prior to the sixth (6th) anniversary of the Effective Time, the provisions of this Section 6.6 shall continue in effect until the final disposition of such Action.
(d) The covenants contained in this Section 6.6 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Persons and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which an Indemnified Person is entitled, whether pursuant to law, Contract or otherwise.
(e) If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors or assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 6.6.

Section 6.7 Public Announcements. Unless otherwise required by Applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, the Company and Parent shall consult with each other for a reasonable time before issuing any press release or otherwise making any public statement or communication (including any press conference, conference call with investors or analysts, or communication that would require a filing under Rule 14a-12 of the Exchange Act), with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in the Proxy Statement in accordance with the provisions of Section 6.1, prior to the Effective Time no Party shall issue any press release or otherwise make any public statement or disclosure concerning the other Party or the other Party’s business, financial condition or results of operations without the consent of such other Party.
Section 6.8 Takeover Statutes. If any takeover statute or similar statute or regulation of any state is or becomes applicable to this Agreement, the Merger, the Voting and Lockup Agreements or any other transactions contemplated by this Agreement or the Voting and Lockup Agreements, the Company and the Board of Directors shall grant such approvals and take such actions as are necessary to ensure that the Merger and the other transactions contemplated by this Agreement and the Voting and Lockup Agreements may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Voting and Lockup Agreements, the Merger and the other transactions contemplated by this Agreement and the Voting and Lockup Agreements.
Section 6.9 Stockholder Litigation. The Company shall promptly advise Parent orally and in writing of any stockholder litigation against the Company and/or its directors relating to this Agreement, the Merger and/or the transactions contemplated by this Agreement and shall keep Parent fully informed regarding any such stockholder litigation. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such stockholder litigation, shall give due consideration Parent’s advice with respect to such stockholder litigation and shall not settle any such litigation without Parent’s consent (not be unreasonably withheld, delayed or conditioned).
Section 6.10 Tax-Free Reorganization.
(a) Prior to the Effective Time, each of Parent and the Company shall use its commercially reasonable efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and shall use its commercially reasonable efforts not to take any action reasonably likely to cause the Merger not so to qualify. Provided the condition set forth in Section 7.3(c) has been satisfied, each of Parent and the Company shall report the Merger for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.
(b) Parent, Merger Sub and the Company shall provide Patton Boggs LLP with customary information and certificates as are reasonably necessary to enable Patton Boggs LLP to render the opinion described in Section 7.3(c).
Section 6.11 Section 16 Matters. Prior to the Effective Time, each of Parent and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by Article I and Article II by each individual who is subject to the reporting requirements of Section 16(a) of the Act with respect to the Company or will become subject to such reporting requirements with respect to Parent to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 6.12 Approval by Sole Stockholder of Merger Subsidiary. Immediately following the execution of this Agreement by the Parties, Parent, as sole stockholder of Merger Sub, shall approve and adopt this Agreement, in accordance with the NRS, by written consent, and promptly deliver to the Company a correct and complete copy of such written consent.
Section 6.13 Parent Common Stock Listing. Parent shall use its commercially reasonable efforts to cause the shares of Parent Common Stock to be issued as part of the Merger Consideration or otherwise in connection with the Merger to be listed on the NYSE, subject to official notice of issuance, prior to the Effective Time.
Section 6.14 AMEX De-Listing. Prior to the Effective Time, the Company shall cooperate with Parent and use its commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and rules and policies of the AMEX to enable the de-listing by the Surviving Corporation of the Company Common Stock from the AMEX and the deregistration of the Company Common Stock and other securities the Company under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Closing Date.
Section 6.15 Employee Matters.
(a) Parent shall, or shall cause the applicable Parent Subsidiary to, provide to each individual who is employed by the Company or its Subsidiaries immediately prior to the Effective Time and who remains employed with the Surviving Corporation or any of Parent’s Subsidiaries (an “Affected Employee”) (including an Affected Employee who is party to a written employment agreement with the Company providing for less than six (6) months of severance pay) severance pay equal to such Affected Employee’s monthly base salary immediately prior to such termination (which shall not be less than such Affected Employee’s monthly base salary immediately prior to the Effective Time) for an aggregate period of six (6) months (inclusive of any contractually required severance under an employment agreement and subject to Section 6.15(b)) following any involuntary termination of such Affected Employee’s employment without cause within the twelve (12)-month period following the Effective Date, and subject to such Affected Employee’s execution and delivery of an enforceable release of claims against Parent and its Subsidiaries and their respective Affiliates, in such form as is provided by Parent; provided, however, that any such Affected Employee who is a party to a written employment agreement with the Company providing for six (6) months of severance pay shall receive severance benefits in accordance with such employment agreement and not in accordance with this sentence; provided, further, that any Affected Employee without an employment agreement will be deemed to have been involuntarily terminated for purposes of this Section 6.15(a) if the Affected Employee terminates employment because Parent or the Surviving Corporation requires that the Affected Employee relocate his principal place of business with the Surviving Corporation more than fifty (50) miles from Denver, Colorado.

(b) Parent shall, or may cause the applicable Parent Subsidiary to, offer to any Affected Employee selected by Parent an additional month of base salary as severance pay for each full calendar month such Affected Employee remains continuously employed by the applicable Parent Subsidiary immediately following the calendar month of the Closing Date, up to six (6) months of severance pay in addition to any severance pay otherwise payable to such Affected Employee.
(c) Notwithstanding the foregoing, nothing contained herein, whether express or implied, shall: (i) confer upon any employee of the Company, the Surviving Corporation or any Subsidiary respectively thereof, or any representative of any such employee, any rights or remedies, including any right to employment or continued employment for any period or terms of employment, of any nature whatsoever, or (ii) be treated as an amendment or other modification of any Company Plan or other employee benefit plan or arrangement, or shall limit the right of Parent, the Surviving Corporation, the Company or any of their respective Subsidiaries, to amend, terminate or otherwise modify any such Company Plan or other employee benefit plan or arrangement following the Effective Date.
Section 6.16 Disposition of Specified Properties. The Company shall use its commercially reasonable efforts to sell the Specified Properties to Third Parties for such Specified Properties’ fair market value and otherwise on terms and conditions reasonably acceptable to Parent, including a requirement that any Third Party acquiring a Specified Property indemnify the Company for any and all liabilities relating to the relevant Specified Property or Properties under any Environmental Laws or on account of the presence or alleged presence at, or the migration or alleged migration from, the relevant Specified Property or Properties of any Hazardous Substance. For purposes of this paragraph, “Specified Properties” means, collectively, the prospects located in (i) Big Foot Butte/Harding Counties, South Dakota, (ii) Saddle Butte County, South Dakota, (iii) Delaware Deep Sweetwater County, Wyoming, (iv) Merna Sublette County, Wyoming, (v) Old Glory Hole Natrona County, Wyoming and (vi) Sheridan County, Wyoming. The Company shall also use its commercially reasonable efforts to terminate the Office Lease on terms and conditions reasonably acceptable to Parent.
ARTICLE VII
CONDITIONS PRECEDENT
Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to effect the Merger are subject to the waiver by both Parent and the Company or the satisfaction, on or prior to the Closing Date, of the following conditions:
(a) No Injunctions or Restraints, Illegality. No court or other Governmental Entity of competent jurisdiction shall have issued, enacted, entered, promulgated or enforced any Applicable Law (and that has not been vacated, withdrawn or overturned) that restrains, enjoins or otherwise prohibits consummation of the Merger or any of the other transactions contemplated in this Agreement or makes the Merger illegal.

(b) Company Stockholder Approval. This Agreement shall have been approved by the Required Company Vote at the Company Stockholders Meeting or at any adjournment or postponement thereof.
(c) Necessary Consents. The Necessary Consents shall have been made or obtained and shall be in full force and effect.
(d) Registration Statement. The Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before the SEC.
(e) NYSE Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.
Section 7.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the waiver by Parent or the satisfaction, on or prior to the Closing Date, of the following conditions:
(a) Representations and Warranties. (i) The representations and warranties of the Company contained in Section 3.2(a), Section 3.2(b), Section 3.3(a), Section 3.3(b)(i), Section 3.4(l), Section 3.6, Section 3.7, Section 3.8 and Section 3.10 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of such dates (except to the extent any such representation or warranty is made as of a specified date, which such representation or warranty shall be true and correct in all respects as of such specified date); and (ii) all other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any “material”, “materially”, “Material Adverse Effect” or similar qualifiers contained in any of such representations and warranties) as of the date of this Agreement and as of the Closing Date as if made on and as of such dates (except to the extent any such representation or warranty is made as of a specified date, which such representation or warranty shall be true and correct as of such specified date), except where the failures of such other representations and warranties to be true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Parent shall have received a certificate of the chief executive officer and the chief financial officer of the Company to such effect.
(b) Performance of Obligations of the Company. The Company shall have performed or complied with, in all material respects, all agreements and covenants required to be performed by it pursuant to this Agreement prior to the Closing Date. Parent shall have received a certificate of the chief executive officer and the chief financial officer of the Company to such effect.
(c) No Proceedings. No Action shall have been threatened, commenced or instituted (and which remains pending at what would otherwise be the Closing Date) before any court or other Governmental Entity of competent jurisdiction seeking to restrain, enjoin or otherwise prohibit consummation of the Merger or any other transaction contemplated by this Agreement or make the Merger illegal.

(d) No Material Adverse Effect. After the date of this Agreement, there shall not have occurred any event, circumstance, development, state of facts, occurrence, change or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.
Section 7.3 Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are subject to the waiver by the Company or the satisfaction, on or prior to the Closing Date, of the following conditions:
(a) Representations and Warranties. The representations and warranties of Parent contained in Section 4.2, Section 4.3(a), Section 4.3(b)(i), Section 4.4(e) and Section 4.8 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of such dates (except to the extent any such representation or warranty is made as of a specified date, which such representation or warranty shall be true and correct in all respects as of such specified date) and (ii) all other representations and warranties of Parent contained in this Agreement shall be true and correct (without giving effect to any “material”, “materially”, “Material Adverse Effect” or similar qualifiers contained in any of such representations and warranties) as of the date of this Agreement and as of the Closing Date as if made on and as of such dates (except to the extent any such representation or warranty is made as of a specified date, which such representation or warranty shall be true and correct as of such specified date), except where the failures of such other representations and warranties to be true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. The Company shall have received a certificate of the chief executive officer and the chief financial officer of Parent to such effect.
(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed or complied with, in all material respects, all agreements and covenants required to be performed by them pursuant to this Agreement prior to the Closing Date. The Company shall have received a certificate of the Chief Financial Officer of Parent to such effect.
(c) Tax Opinion. The Company shall have received from Patton Boggs LLP, counsel to the Company, a written opinion in form and substance reasonably satisfactory to the Company and Parent dated as of the Closing Date substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, that for U.S. federal income tax purposes the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to the Company shall be entitled to rely upon assumptions, representations, warranties and covenants, including those contained in this Agreement and the certificates described in Section 6.10(b).
(d) No Material Adverse Effect. After the date of this Agreement, there shall not have occurred any event, circumstance, development, state of facts, occurrence, change or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Parent.

ARTICLE VIII
TERMINATION AND ABANDONMENT
Section 8.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after the approval by the stockholders of the Company referred to in Section 7.1(b):
(a) by mutual written consent of Parent and the Company;
(b) by either Parent or the Company, if the Effective Time shall not have occurred on or before January 31, 2011; provided, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any Party whose breach of any provision of this Agreement has been the principal cause of the failure of the Merger to be consummated on or before such date;
(c) by Parent, if the Company takes any action described in Section 6.5(a)(iv) or if the Board of Directors (i) shall (A) fail to make the Company Recommendation in accordance with Section 6.1(b), (B) fail to include in the Proxy Statement in accordance with Section 6.1(b) the Company Recommendation or (C) effect or publicly propose a Change in Company Recommendation or (ii) authorizes, endorses, approves or recommends to the Company’s stockholders, or otherwise authorizes, endorses, approves or publicly recommends, an Alternative Transaction;
(d) by either Parent or the Company, if the Required Company Vote shall not have been obtained at the Company Stockholders Meeting or at any adjournment or postponement thereof;
(e) by either Parent or the Company, if any court or other Governmental Entity of competent jurisdiction shall have issued, enacted, entered, promulgated or enforced any Applicable Law (that is final and non-appealable and that has not been vacated, withdrawn or overturned) or taken any other action restraining, enjoining or otherwise prohibiting the Merger or making it illegal; provided, that the Party seeking to terminate pursuant to this Section 8.1(e) shall have complied with its obligations, if any, under Section 6.4.;
(f) by the Company, if any representation or warranty of Parent contained in this Agreement shall fail to be true and correct or there shall have been a breach by Parent or Merger Sub of any covenant or agreement of Parent or Merger Sub contained in this Agreement, which failure to be true and correct or breach (i) would, individually or in the aggregate with all other such failures and breaches, result in the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) (irrespective of whether the Closing has occurred) and (ii) is incapable of being cured prior to the Effective Time by Parent or Merger Sub or, if curable, is not cured within thirty (30) days after written notice thereof is given to Parent by the Company; provided, that the Company may not terminate this Agreement pursuant to this Section 8.1(f) if the Company is in material breach of this Agreement;

(g) by Parent, if any representation or warranty of the Company contained in this Agreement shall fail to be true and correct or there shall have been a breach by the Company of any covenant or agreement of the Company contained in this Agreement, which failure to be true and correct or breach (i) would, individually or in the aggregate with all other such failures and breaches, result in the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) (irrespective of whether the Closing has occurred) and (ii) is incapable of being cured prior to the Effective Time by the Company or, if curable, is not cured within thirty (30) days after written notice thereof is given to the Company by Parent; provided, that Parent may not terminate this Agreement pursuant to this Section 8.1(g) if Parent or Merger Sub is in material breach of this Agreement;
(h) By Parent, if the Company shall have breached Section 6.5; or
(i) By the Company if, prior to obtaining the Required Company Vote, the Board of Directors authorizes the Company, subject to complying with the terms of this Agreement, to enter into a written agreement concerning a Superior Proposal; provided, that concurrently with such termination, the Company pays the Termination Fee payable pursuant to Section 8.3(a); and provided, further, that the Company complies with Section 6.5;
Section 8.2 Effect of Termination. Any Party desiring to terminate this Agreement pursuant to Section 8.1 shall provide written notice to the other Parties specifying in reasonable detail the provision pursuant to which such termination is made and the basis for such termination. In the event of a valid termination of this Agreement pursuant to Section 8.1, this Agreement shall become void and have no effect, and the obligations of the Parties hereunder shall terminate and there shall be no liability on the part of any Party; provided, that the confidentiality obligations of Section 6.2, and all of the provisions of this Section 8.2, Section 8.3 and Article IX shall survive any termination of this Agreement. Nothing in this Section 8.2 shall relieve or release any Party of any liability for any willful breach of this Agreement.
Section 8.3 Fees and Expenses; Repayment of Interim Facility.
(a) If this Agreement is terminated pursuant to Section 8.1(i), then the Company shall pay to Parent, concurrently with and as a condition to such termination, by wire transfer of immediately available funds to an account designated in writing by Parent, (i) a fee in the amount of $13,500,000 (the “Termination Fee”), (ii) all of Parent’s out-of-pocket fees and expenses (including legal fees and expenses) actually incurred by Parent and its affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement, which shall not exceed $2,250,000 (the “Expense Reimbursement”) and (iii) all principal, all accrued interest thereon and any other amounts owing under any Interim Facility (the “Facility Repayment”).
(b) If this Agreement is terminated pursuant to Section 8.1(c), then the Company shall pay to Parent, within two (2) Business Days following such termination, by wire transfer of immediately available funds to an account designated in writing by Parent, (i) the Termination Fee, (ii) the Expense Reimbursement and (iii) the Facility Repayment; provided, that if either Parent or the Company terminates this Agreement pursuant to Section 8.1(d) and circumstances would have permitted Parent to terminate this Agreement pursuant to Section 8.1(c), this Agreement will be deemed terminated pursuant to Section 8.1(c) for purposes of this Section 8.3(b).

(c) If this Agreement is terminated pursuant to:
(i) Section 8.1(b) and (A) a vote of the stockholders of the Company contemplated by this Agreement at the Company Stockholders Meeting to obtain the Required Company Vote has not occurred and (B) a proposal with respect to an Alternative Transaction shall have been publicly announced (or any Third Party shall have publicly announced, communicated or made known a bona fide intention to propose an Alternative Transaction) at any time after the date of this Agreement and prior to the date of termination of this Agreement;
(ii) Section 8.1(d), if a proposal with respect to an Alternative Transaction shall have been publicly announced (or any Third Party shall have publicly announced, communicated or made known a bona fide intention to propose an Alternative Transaction) at any time after the date of this Agreement and prior to the date of the Company Stockholders Meeting (or any adjournment or postponement thereof);
(iii) Section 8.1(g); or
(iv) Section 8.1(h);
then the Company shall (A) pay to Parent, within two (2) Business Days following such termination, by wire transfer of immediately available funds to an account designated in writing by Parent, the Expense Reimbursement; and (B) if the Company within twelve (12) months after such termination either consummates an Alternative Transaction or enters into a definitive agreement with respect to an Alternative Transaction, pay to Parent the Termination Fee and, to the extent the Interim Facility is still outstanding, the Facility Repayment, by wire transfer of immediately available funds to an account designated in writing by Parent, within two (2) Business Days of the earlier of entering into such definitive agreement or the consummation of such Alternative Transaction; provided, that for purposes of this Section 8.3(c), each reference to ten percent (10%) in the definition of “Alternative Transaction” shall be deemed to be fifty percent (50%).
(d) If this Agreement is terminated pursuant to Section 8.1(g) as a result of a willful breach, the Company shall pay to Parent, within two (2) Business Days following such termination, by wire transfer of immediately available funds to an account designated in writing by Parent, the Facility Repayment in addition to any Expense Reimbursement and Termination Fee payable pursuant to this Section 8.3.
(e) The existence of circumstances which could require a Termination Fee to become subsequently payable by the Company shall not relieve the Company of its obligations to pay the Expense Reimbursement pursuant to Section 8.3(c), and the payment by the Company of the Expense Reimbursement pursuant to Section 8.3(c) shall not relieve the Company of any subsequent obligation to pay a Termination Fee pursuant to Section 8.3(c).
(f) Except as otherwise specifically provided herein, each Party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

(g) Each Party agrees that the provisions contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements the Parties would not have entered into this Agreement. If the Company fails to pay Parent any amounts due under Section 8.3(a), Section 8.3(b) or Section 8.3(c) in accordance with the terms hereof, the Company shall pay the costs and expenses (including reasonable legal fees and expenses) of Parent in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment.
(h) Any amounts not paid when due pursuant to this Section 8.3 shall bear interest from the date such payment is due until the date paid at a rate equal to five percent (5%) per annum.
ARTICLE IX
GENERAL PROVISIONS
Section 9.1 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time or the termination of this Agreement, as the case may be, except (a) in the event the Effective Time occurs, for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time (including the terms of this Article IX) and (b) as otherwise provided in Section 8.2.
Section 9.2 Notices. Except as otherwise provided herein, all notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed effective and duly given (a) immediately when sent by facsimile or by email in .pdf format or (b) when received if delivered by hand or overnight courier service or certified or registered mail on any Business Day. All notices hereunder shall be delivered as set forth below, or pursuant to such other written instructions as may be designated in writing by the Party to receive such notice:
(a) if to Parent or Merger Sub, to
Hess Corporation
1185 Avenue of the Americas
40th Floor
New York, New York 10036
Attention: Timothy Goodell, Esq.
Facsimile: 212-536-8241

with a copy (which shall not constitute notice) to

White & Case LLP
1155 Avenue of the Americas
New York, New York 10036
Attention: Gregory Pryor, Esq.
Facsimile: 212-354-8113

(b) if to the Company, to

American Oil & Gas Inc.
1050 17th Street, Suite 2400
Denver, Colorado 80265
Attention: Andrew P. Calerich
Facsimile: 303-595-0709

with a copy (which shall not constitute notice) to

Patton Boggs LLP
1801 California Street, Suite 4900
Denver, Colorado 80202
Attention: Robert Bearman, Esq.
Facsimile: 303-894-9239
Notices sent by multiple means, each of which is in compliance with the provisions of this Agreement will be deemed to have been received at the earliest time provided for by this Agreement.
Section 9.3 Interpretation. When a reference is made in this Agreement to Sections or Schedules, such reference shall be to a Section of or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and have participated jointly in the drafting of this Agreement, and therefore, waive the application of any Applicable Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
Section 9.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered an original and one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Signed counterparts of this Agreement may be delivered by facsimile and by scanned .pdf image.

Section 9.5 Entire Agreement; No Third-Party Beneficiaries.
(a) This Agreement, including the schedules hereto, and the Confidentiality Agreement constitute the entire understanding of the Parties with respect to the subject matter contained herein and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof.
(b) Except for (i) the rights of holders of Company Common Stock, Company Stock Options and Company Restricted Shares to receive Merger Consideration or Parent Common Stock pursuant to Section 1.9 and (ii) Section 6.6, this Agreement shall bind and inure solely to the benefit of each Party and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer on any other Person any right, benefit, obligation, liability or remedy of any nature whatsoever under or by reason of this Agreement other than the Parties and their respective successors and permitted assigns.
Section 9.6 Governing Law; Waiver of Jury Trial.
(a) This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws rules thereof, applicable to contracts executed in and to be performed entirely within the State of New York, except that the provisions of the NRS shall govern the Merger.
(b) EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, AND SHALL CAUSE ITS SUBSIDIARIES AND AFFILIATES TO WAIVE, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
Section 9.7 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any term, covenant, restriction or provision contained in Agreement, is held by a Governmental Entity to be invalid, void, against its regulatory policy or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain valid and binding and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible so that the transactions contemplated hereby can be consummated as originally contemplated to the fullest extent possible.
Section 9.8 Amendment. This Agreement may be amended by the Parties at any time before or after approval of this Agreement by the stockholders of the Company; provided, that after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 9.9 Extension; Waiver. At any time prior to the Effective Time, the Parties may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other Parties, (ii) waive any inaccuracies in the representations and warranties of the other Parties contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance with any of the agreements or covenants of the other Parties contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the Party against which such waiver or extension is to be enforced. No failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed as a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.
Section 9.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties, in whole or in part, without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void; provided, that (a) Parent may designate, by written notice to the Company, another wholly owned direct or indirect Subsidiary to be a constituent corporation in the Merger in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary, all representations and warranties made herein with respect to Merger Sub as of the date hereof shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation; provided, that any such designation shall not materially impede or delay the consummation of the transactions contemplated by this Agreement or otherwise materially impede the rights of the stockholders of the Company under this Agreement and (b) that Parent may transfer or assign its rights, interests and obligations under this Agreement, in whole or in part, to any Person after the Effective Time; provided, that any such transfer or assignment shall not relieve Parent of its obligations hereunder. This Agreement will bind, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.
Section 9.11 Submission to Jurisdiction; Waivers. Each Party hereby irrevocably (a) agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another Party or its successors or permitted assigns shall be brought and determined exclusively in any federal or state court of competent jurisdiction located in the Borough of Manhattan in the State of New York and (b) consents to the jurisdiction of and venue in such courts and in the courts hearing appeals therefrom. Each Party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, any claim that such Party is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 9.11, that its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by Applicable Law, that the suit, action or proceeding in any such court is brought in an inconvenient forum, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by Applicable Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the Party is entitled pursuant to the final judgment of any court having jurisdiction. Each Party hereby (x) agrees that process in any such action may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court and (y) mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.2 or in such other manner as may be permitted by Applicable Law shall be valid and sufficient service thereof.

Section 9.12 Specific Performance. The Parties agree that irreparable damage would occur in the event that any Party should breach any of its covenants or agreements hereunder and that it would be extremely impracticable to measure the resulting damages and that an award of money damages would be inadequate in such event; accordingly, each Party, in addition to any other available rights or remedies such Party may have under the terms of this Agreement, shall be entitled to specific performance and/or to obtain an injunction or injunctions, without proof of actual damages, to prevent breaches of another Party’s covenants or agreements hereunder, and each Party expressly waives the defense that a remedy in damages will be adequate. Each Party further agrees that no Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.12, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Each Party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of a covenants or agreements hereunder.
Section 9.13 Effect of Investigation. Notwithstanding anything in this Agreement to the contrary, no investigation (nor any information or knowledge obtained therefrom) by Parent, nor any notice or information provided to Parent from the Company or any other Person, shall affect or modify the representations, warranties, covenants and agreements made by the Company pursuant to this Agreement or the remedies of Parent for breaches of those representations, warranties, covenants and agreements.
Section 9.14 Definitions.
(a) Except as otherwise expressly provided in this Agreement, or unless the context otherwise requires, whenever used in this Agreement, the following terms shall have the respective meanings specified therefor below.
(i) “Action” means any legal, administrative, governmental or regulatory proceeding or other action, suit, proceeding, appeal, demand, assessment, litigation, hearing, claim, arbitration, mediation, alternative dispute resolution procedure, inquiry or investigation by or before any arbitrator, mediator, court or other Governmental Entity, at law or in equity.
(ii) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided, that an Affiliate of any Person shall also include (i) any Person that directly or indirectly owns, or in which such Person directly or indirectly owns more than five percent (5%) of any class of capital stock or other equity interest of such Person and (ii) any officer or director of such Person; provided, further, that , (i) the Company and its Subsidiaries shall not be considered an Affiliate of Parent and (ii) Parent and its Subsidiaries shall not be considered an Affiliate of the Company. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

(iii) “Alternative Transaction” means any of the following events: (i) any tender or exchange offer (including a self-tender offer or exchange offer) that, if consummated, would result in a Third Party beneficially owning ten percent (10%) or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute ten percent (10%) or more of the consolidated assets of the Company, (ii) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, sale of substantially all the assets or other similar transaction involving the Company or any of its Subsidiaries whose assets individuality or in the aggregate, constitute ten percent (10%) or more of the consolidated assets of the Company or (iii) the acquisition by a Third Party of ten percent (10%) or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets individuality or in the aggregate, constitute ten percent (10%) or more of the consolidated assets of the Company, or of ten percent (10%) or more of the assets or operations of the Company and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions.
(iv) “Applicable Law” means, with respect to any Person, any foreign, federal, state, municipal, provincial or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, writ, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity, and any judicial interpretation thereof, that is binding upon or applicable to such Person or such Person’s properties or assets, as the same may be amended from time to time unless expressly specified otherwise herein.
(v) “Business Day” means any day on which banks are not required or authorized to close in the City of New York.
(vi) “Code” means the Internal Revenue Code of 1986, as amended, and the rules and Treasury regulations promulgated thereunder.
(vii) “Commitment Letter” means that certain Commitment Letter, dated the date hereof, from Parent to the Company with respect to a $30,000,000 senior secured credit facility.

(viii) “Company Closing Price” means the last reported sale price of the Company Common Stock on the AMEX as reported in the Wall Street Journal or, if not so reported, in another source mutually agreed by Parent and the Company, on the last full trading day prior to the date of the Effective Time.
(ix) “Company Restricted Share” means each share of restricted Company Common Stock outstanding as of the Effective Time granted pursuant to the Company’s 2006 Stock Incentive Plan and disclosed in Schedule 3.2(a) of the Company Disclosure Letter.
(x) “Company Stock Options” means any option granted, and not exercised, expired or terminated, to a current or former employee, director or independent contractor of the Company or any Subsidiary thereof or any predecessor thereof to purchase shares of Company Common Stock pursuant to the Stock Plans or any other Contract entered into by the Company and any Subsidiary of the Company.
(xi) “Confidentiality Agreement” means that certain Confidentiality and Non-Compete Agreement made as of the 9th day of February, 2010, by and between the Company and Parent.
(xii) “Contract” means any note, bond, mortgage, indenture, guarantee, franchise, contract, agreement, obligation, commitment, arrangement, understanding, letter of intent, instrument, permit, lease or license, whether oral or written, and any amendments thereto.
(xiii) “Derivative” means a derivative transaction within the coverage of SFAS No. 133, including any swap transaction, option, hedge, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral, transportation or other similar arrangements related to such transactions.
(xiv) “Environmental Laws” means any Applicable Law, or any written agreement with any Governmental Entity, relating to (i) the control of any pollutant or protection of the air, water or land, (ii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, (iii) human health and safety, or (iv) the environment.
(xv) “Environmental Permits” means all permits, licenses, certificates, approvals and other similar authorizations of Governmental Entities required by Environmental Laws and affecting, or relating to, the business of the Company or any of its Subsidiaries as conducted as of the date of this Agreement.

(xvi) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and including all rules and regulations promulgated thereunder.
(xvii) “good standing” means, when used with respect to the status of any entity domiciled or doing business in a particular state, that such entity has filed its most recent required annual report, if any, and (i) if a domestic entity, has not filed articles of dissolution and (ii) if a foreign entity, has not applied for a certificate of withdrawal and is not the subject of a proceeding to revoke its certificate of authority.
(xviii) “Governmental Entity” means any United States or non-United States federal, state, municipal, provincial or local government, court, arbitrator, arbitral tribunal, administrative agency or commission or other governmental or regulatory agency or authority or any securities exchange.
(xix) “Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material (including any gasoline or petroleum or any crude oil or fraction thereof), or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any substance, waste or material regulated under any Environmental Law.
(xx) “Hydrocarbons” means, collectively, crude oil, natural gas and natural gas liquids (including coalbed gas) and other liquid and gaseous hydrocarbons produced in association therewith.
(xxi) “In-the-Money” means, with respect to an Option, the excess of (i) the Company Closing Price over (ii) the exercise price per share of the applicable Options, being a positive number.
(xxii) “Intellectual Property” means (i) trademarks, service marks, brand names, certification marks, trade dress, domain names and other indicia of origin, the goodwill associated with the foregoing and registrations in any jurisdiction for, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; (ii) inventions, formulae, processes, designs and discoveries, whether patentable or not, in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations-in-part and renewal applications), and any renewals, continuations, continuations-in-part, divisions, reexaminations, extensions or reissues thereof, in any jurisdiction; (iii) Trade Secrets; (iv) writings and other works of authorship, whether copyrightable or not, in any jurisdiction, and any and all copyright rights, whether registered or not; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; (v) moral rights, database rights, shop rights, design rights, industrial property rights, publicity rights and privacy rights; and (vi) any other similar intellectual property or proprietary rights and any all derivatives and improvements of any of the foregoing.

(xxiii) “IT Assets” means computers, computer software and related code, firmware, middleware, servers, electronic data, development tools, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation owned by the Company or its Subsidiaries or licensed or leased by the Company or its Subsidiaries pursuant to written agreement (excluding any public networks that are licensed free of charge).
(xxiv) “Knowledge” means, (i) with respect to Parent, the actual knowledge of the Chief Financial Officer and General Counsel and (ii) with respect to the Company, the actual knowledge of the Chief Executive Officer, the Chief Financial Officer, the President, the Vice President of Land and the Vice President of Oil & Gas Economic Evaluations of the Company; in each case, after reasonable due inquiry by such individuals; provided, that for the purposes of this definition, each such individual shall be deemed to have made reasonable due inquiry of any fact, circumstance or condition under this Agreement if such individual has (A) reviewed this Agreement and the Parent Disclosure Letter or Company Disclosure Letter, as applicable, and (B) reviewed such records and consulted with such subordinate Persons as such individual deems reasonably likely to contain or have information relating to such fact, circumstance or condition.
(xxv) “Liens” means any mortgage, pledge, option, right of first refusal, claim, easement, indenture, deed of trust, right of way, restriction on the use of real property, encroachment, license to third parties, lease to third parties, security agreement, hypothecation, assignment, deposit arrangement, lien (statutory or other), other charge or security interest or any other encumbrance and other restriction or limitation on ownership or use of real or personal property or irregularities in title thereto; or any preference, priority or other agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, or any capital lease having substantially the same economic effect as any of the foregoing).
(xxvi) “Material Adverse Effect” means, with respect to any Party any event, circumstance, development, state of facts, occurrence, change or effect that is materially adverse to the business, assets, results of operations or condition (financial or otherwise) of such Party and its Subsidiaries, taken as a whole; provided, that none of the following shall in and of itself constitute, and no event, circumstance, development, state of facts, occurrence, change or effect resulting solely from any of the following shall constitute, a Material Adverse Effect with respect to such Party: (A) United States or global economic or political conditions (including any terrorist activities, war or other armed hostilities) or securities or capital markets in general; (B) the announcement of this Agreement and of the transactions contemplated hereby; (C) other than with respect to changes to Applicable Laws related to hydraulic fracturing or similar processes that would reasonably be expected to have the effect of delaying, making illegal or commercially impracticable such hydraulic fracturing or similar processes (which changes may be taken into account in determining whether there has been a Material Adverse Effect), changes after the date hereof in Applicable Law or in GAAP or regulatory accounting principles; (D) other than with respect to changes to Applicable Laws related to hydraulic fracturing or similar processes that would reasonably be expected to have the effect of delaying, making illegal or commercially impracticable such hydraulic fracturing or similar processes (which changes may be taken into account in determining whether there has been a Material Adverse Effect), conditions in or affecting the oil and gas exploration, development and/or production industry or industries (including changes in oil, gas or other commodity prices); (E) any failure, in and of itself, of such Party to meet internal or published revenue or earnings projections (it being understood and agreed that the underlying event, circumstance, development, state of facts, occurrence, change or effect giving rise to such failure may constitute or contribute to a Material Adverse Effect); or (F) any change in the price of Parent Common Stock or Company Common Stock on the NYSE and AMEX, respectively (it being understood and agreed that the underlying event, circumstance, development, state of facts, occurrence, change or effect giving rise to such change may constitute or contribute to a Material Adverse Effect); provided, that with respect to clauses (A), (C) and (D), such events, circumstances, developments, states of facts, occurrences, changes or effects do not disproportionately impact such Party and its Subsidiaries relative to other companies in the industries in which such Party and its Subsidiaries operate.
(xxvii) “O&G Lease” means any oil and/or gas lease, sublease, right of way, easement or license under which the Company or any of its Subsidiaries leases, subleases or licenses or otherwise acquires or obtains legal and beneficial ownership of and rights in any Oil and Gas Interests, including, without limitation, any Contract relating to any Oil and Gas Interest of the Company or any of its Subsidiaries.
(xxviii) “Office Lease” means that certain lease agreement between Independence Plaza Investment Group, Inc. and the Company for offices located at 1050 17th Street, Suite 2900, Denver, Colorado.
(xxix) “Oil and Gas Interests” means direct and indirect interests in and rights with respect to all Hydrocarbons and related properties and assets of any kind and nature, direct or indirect, including working and leasehold interests in the lands covered thereby and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests; all Hydrocarbons or revenues therefrom, all Contracts in connection therewith and claims and rights thereto (including all oil and gas leases, production sharing agreements, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations, and concessions; payout balances, production payments and other interests relating to oil, gas or other minerals attributable or allocable to the Wells; all easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and all interests in equipment and machinery (including all Wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing, and storage facilities (including tanks, tank batteries, pipelines, and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries, and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing.

(xxx) “Parent Common Stock” means the common stock, par value $1.00 per share, of Parent.
(xxxi) “Permitted Liens” means: (i) any Liens for Taxes not yet due and payable or which may thereafter be paid without penalty; (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of the Company’s business securing amounts that are not past due; and (iii) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of the Company’s business which, individually or in the aggregate, are not substantial in amount and which do not in any case materially detract from the value or impair the use or operation of the property subject thereto. Permitted Liens shall not include any Production Burden.
(xxxii) “Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act), including any Governmental Entity.
(xxxiii) “Production Burdens” means all royalty interests, overriding royalty interests, production payments, net profit interests or other similar interests that constitute a burden on, and are measured by or are payable out of, the production of Hydrocarbons or the proceeds realized from the sale or other disposition thereof (including any amounts payable to publicly traded royalty trusts), other than Taxes and assessments of Governmental Entities.
(xxxiv) “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.
(xxxv) “SEC” means the Securities and Exchange Commission.
(xxxvi) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
(xxxvii) “Stock Plans” means the Company’s 2004 Stock Option Plan and the Company’s 2006 Stock Incentive Plan, and any other stock option, stock bonus, stock award, or stock purchase plan, program, or arrangement of the Company or any Subsidiary of the Company or any predecessor thereof.
(xxxviii) “Subsidiary” when used with respect to any Party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such Party or any other Subsidiary of such Party is a general partner (excluding partnerships in which the general partnership interests held by such Party or any Subsidiary of such Party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Party or by any one or more of its Subsidiaries.

(xxxix) “Superior Proposal” means a bona fide written proposal made by a Third Party (i) which is for a tender or exchange offer, merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries, or any purchase or acquisition of, (A) more than fifty percent (50%) of the voting power of the Company’s capital stock or (B) all or substantially all of the consolidated assets or operations of the Company and its Subsidiaries and (ii) which is otherwise on terms which the Board of Directors reasonably determines in good faith by majority vote after consultation with its outside legal counsel and financial advisors (which financial advisors shall be nationally recognized reputation) and taking into account all the terms and conditions of the proposal, including expected timing and likelihood of consummation, break-up fees, expense reimbursement provisions and conditions, (A) would result in a transaction that, if consummated, is more favorable and would provide greater financial value to the Company’s stockholders from a financial point of view than the Merger or, if applicable, any proposal by Parent to amend the terms of this Agreement taking into account all the terms and conditions of such proposal and this Agreement and (B) is reasonably likely to be completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal and for which financing (if a cash transaction, whether in whole or in part) is then fully committed.
(xl) “Tax” (including, with correlative meaning, the terms “Taxes” and “Taxable”) means all taxes, assessments, charges, duties, fees, levies or other governmental charges including all United States federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, sales, use, value-added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, social security, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result of (i) being a transferee or successor or member of a combined, consolidated, unitary or affiliated group, or (ii) a contractual obligation to indemnify any Person.
(xli) “Taxing Authority” means any domestic or foreign Governmental Entity responsible for the imposition of any Tax.
(xlii) “Tax Return” means all returns, statements, forms and reports (including elections, declarations, disclosures, schedules, estimates, information returns, claims for refund and amended returns) relating to Taxes.
(xliii) “Third Party” means any Person other than Parent, Merger Sub, the Company or any Affiliate thereof.
(xliv) “Trade Secret” means the whole or any portion or phase of any scientific or technical information, invention, analysis, design, process, method, procedure, formula, database, algorithm, business or marketing plan, personal information, financial information, supplier information, specification, or improvement which is confidential and proprietary.

(xlv) “WARN Act” means the U.S. Worker Adjustment and Retraining Notification Act and any state or local equivalent.
(xlvi) “Wells” means all oil and/or gas wells, whether producing, operating, shut-in or temporarily abandoned, located on any real property associated with an Oil & Gas Interest of the Company or any of its Subsidiaries or pooled therewith, together with all oil, gas and mineral production from such wells.
(b) Additional Defined Terms. In addition to the terms defined in Section 9.15(a), additional defined terms used herein shall have the respective meanings assigned thereto in the Sections indicated in the table below.

Defined Term	Location of Definition

Acceptable Confidentiality Agreement	Section 6.5(e)
Acquisition Proposal	Section 6.5(a)
Affected Employee	Section 6.15(a)
Agreement	Preamble
AMEX	Section 3.4(e)
Articles of Merger	Section 1.3
Blue Sky Laws	Section 4.3(c)
Board of Directors	Recitals
Change in Company Recommendation	Section 6.1(b)
Closing	Section 1.2
Closing Date	Section 1.2
Company	Preamble
Certificates	Section 2.1
Company Common Stock	Section 1.8
Company Disclosure Letter	Article III
Company Financial Advisor	Section 3.8
Company Material Contract	Section 3.17(a)
Company Permits	Section 3.9(c)
Company Plans	Section 3.18(a)
Company Preferred Stock	Section 3.2(a)
Company Recommendation	Section 6.1(b)
Company Representatives	Section 6.5(a)
Company Restricted Shares	Section 1.9(b)
Company Securities	Section 3.2(b)
Company SEC Reports	Section 3.4(a)
Company Stockholders Meeting	Section 6.1(b)
Company Transaction Expenses	Section 2.6
Company Warrant	Section 3.2(a)
Converted Warrant	Section 1.9(c)
Effective Time	Section 1.3
ERISA	Section 3.18(a)

Defined Term	Location of Definition

Exchange Agent	Section 2.1
Exchange Fund	Section 2.2
Expense Reimbursement	Section 8.3(a)
Facility Repayment	Section 8.3(a)
Financial Advisor Opinion	Section 3.11
Form 10-K	Article III
GAAP	Section 3.4(g)
Indemnified Persons	Section 6.6(a)
Interim Facility	Section 5.1(i)
internal controls	Section 3.4(g)
Land Acquisition Costs	Section 2.6
Leased Real Property	Section 3.20
Merger	Section 1.1
Merger Consideration	Section 1.8(b)
Merger Sub	Preamble
Necessary Consents	Section 4.3(c)
New Name	Section 1.5
Notice Period	Section 6.5(c)
NRS	Recitals
NYSE	Section 2.4
Office Lease Obligations	Section 2.6
O&G Permit	Section 3.24(d)
Owned Real Property	Section 3.20
Parent	Preamble
Parent Disclosure Letter	Article IV
Parent Form 10-K	Article IV
Parent Preferred Stock	Section 4.2
Party	Preamble
Parent SEC Report	Section 4.4(a)
Per Share Consideration	Section 1.8(b)
Post-Signing Period	Section 5.1
Proxy Statement	Section 3.5
Registered Intellectual Property	Section 3.15
Registration Statement	Section 3.5
Required Company Vote	Section 3.7
Special Dividend	Section 2.6
Specified Properties	Section 6.16
Surviving Corporation	Section 1.1
Termination Fee	Section 8.3(a)
Treasury Shares	Section 1.8(a)
Uncertificated Shares	Section 2.1
Unregistered Transferred Shares	Section 2.3
Voting and Lockup Agreements	Recitals
Working Capital	Section 2.6
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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

HESS CORPORATION
By:	/s/ John B. Hess
	Name:	John B. Hess
	Title:	Chairman of the Board and Chief Executive Officer

HESS INVESTMENT CORP.
By:	/s/ Timothy B. Goodell
	Name:	Timothy B. Goodell
	Title:	President

AMERICAN OIL & GAS INC.
By:	/s/ Andrew P. Calerich
	Name:	Andrew P. Calerich
	Title:	President

[Signature Page to Agreement and Plan of Merger]